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Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

by and among

Dearborn Holdings Corporation,

InfraSource Incorporated,

MAI Acquisition Inc.,

Maslonka & Associates, Inc.

AND

Martin Maslonka,

Mark C. Maslonka,

Jon Maslonka,

Justin Campbell,

Joseph Gabbard,

Sidney N. Strauss

and

Thomas B. Tilford

as Sellers

Dated as of

January 16, 2004

ii

iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of January 16, 2004, is entered into by and among Dearborn Holdings Corporation, a Delaware corporation ("Dearborn" or the "Purchaser"), InfraSource Incorporated, a Delaware corporation and a wholly owned subsidiary of Dearborn ("InfraSource"), for the sole purpose of Section 11.15, MAI Acquisition Inc., an Arizona corporation and a wholly owned subsidiary of InfraSource ("Merger Sub"), Maslonka & Associates, Inc., an Arizona corporation (the "Company"), Martin Maslonka, an individual ("Maslonka"), Mark C. Maslonka, an individual ("Mark"), Jon Maslonka, an individual ("Jon"), Justin Campbell, an individual ("Campbell"), Joseph Gabbard, an individual ("Gabbard"), Sidney N. Strauss, an individual ("Strauss"), and Thomas B. Tilford, an individual ("Tilford"), (each of Maslonka, Mark, Jon, Campbell, Gabbard, Strauss and Tilford, a "Seller", and together, the "Sellers"). Certain capitalized terms used in this Agreement have the meanings assigned to them in Article IX.

        WHEREAS, the respective Boards of Directors of Dearborn, Merger Sub and the Company have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to enter into a business combination transaction whereby Dearborn shall acquire all of the outstanding capital stock and equity interests of the Company by means of the merger of Merger Sub with and into the Company (the "Merger") on the terms and conditions set forth herein and in accordance with the Arizona Business Corporation Act (the "ABCA"); and

        WHEREAS, the Sellers own beneficially and of record all of the issued and outstanding equity securities of the Company, consisting of 140,856 shares of common stock, $1.00 par value per share (the "Common Stock") and 400 shares of preferred stock, $1,000 par value per share, which shall be converted into shares of Common Stock in accordance with Section 6.11 (the "Preferred Stock" and, together with the Common Stock, the "Company Stock").

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.

          (a)   At the Effective Time (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement, Merger Sub shall merge with and into the Company in accordance with the provisions of the ABCA, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

          (b)   The "Effective Time" shall occur upon the filing with the Arizona Corporation Commission of articles of merger (the "Articles of Merger") substantially in the form attached hereto as Exhibit A and executed in accordance with the applicable provisions of the ABCA, or at such later time as may be agreed to by Dearborn and the Company and specified in the Articles of Merger. The parties will cause the Articles of Merger to be filed with the Arizona Corporation Commission at the Closing as described in Section 1.2 below.

        Section 1.2    The Closing.    The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 S. Grand Avenue, Suite 3400, Los Angeles, California, concurrently with the Effective Time and as soon as reasonably practicable but no later than three Business Days following the satisfaction or waiver of all conditions to closing set forth in Article VII (concurrently with the filing of the Articles of Merger), unless another date or place is agreed to in writing by Dearborn and Maslonka. The date on which the Closing occurs is referred to herein as the "Closing Date".

        Section 1.3    Effects of the Merger.

          (a)   The Merger shall have the effects provided in this Agreement, the Articles of Merger and as set forth in Title 10, Chapter 11, Article 1 of the ABCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          (b)   At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; provided, however, that, at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Maslonka & Associates, Inc.".

          (c)   At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

          (d)   The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

        Section 1.4    Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of Dearborn, Merger Sub, the Company, or the holders of any of the following securities:

          (a)   Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 1.4(b)) (each, a "Share" and collectively the "Shares") shall be canceled and shall, subject to Section 1.7, be converted automatically into the right to receive the Per Share Merger Consideration (as defined below) in accordance with the provisions of this Agreement. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares (or, in the case of Tilford, a certificate representing the Preferred Stock which will have been converted into Common Stock pursuant to Section 6.11 and which will immediately prior to the Effective Time represent the right to receive the Common Stock issuable upon such conversion, with each to be referred to as a "Certificate") shall cease to have any rights with respect thereto, except for the right to receive, subject to Section 1.7, the Per Share Merger Consideration payable upon surrender of the Certificate (or delivery of a duly executed affidavit of lost certificate and indemnity) that formerly evidenced such Share in the manner provided in this Agreement;

          (b)   Each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (c)   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        Section 1.5    Exchange of Certificates.

          (a)   At the Effective Time, each holder of a Certificate upon surrender of the same to Dearborn (or delivery of a duly executed affidavit of lost certificate and indemnity), shall, subject to Section 1.7, be entitled to receive (the "Merger Payment") in exchange therefor the Per Share Merger Consideration in the following form:

              (i)  an amount equal to the Per Share Cash Merger Consideration (as defined below) multiplied by the number of shares of Common Stock of the Company represented by the Certificates; and

             (ii)  a certificate, registered in the name of such holder, for shares of Dearborn Common Stock (as defined below) representing the Per Share Stock Merger Consideration (as defined below) multiplied by the number of shares of Common Stock of the Company represented by the Certificates.

          (b)   Pending such surrender and exchange, a holder's Certificates shall be deemed for all purposes (other than the exchange contemplated by this Section 1.5) to evidence such holder's right to receive the Merger Payment. Upon surrender of a Certificate, together with such documents as may be reasonably requested by Dearborn, such Certificate shall forthwith be cancelled.

          (c)   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, providing an indemnity against any claim that may be made against it with respect to such Certificate, Dearborn will issue in exchange for such lost, stolen or destroyed Certificate the Merger Payment to which the holders thereof are entitled pursuant to this Section 1.5.

          (d)   Notwithstanding any provision of this Agreement to the contrary, no holder of Shares shall be entitled to receive fractional shares of Dearborn Common Stock and shall receive in lieu thereof, cash in an amount equal to the product of (x) such fractional part of a share of Dearborn Common Stock multiplied by (y) $100.

          (e)   At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Shares represented by such Certificates, except as otherwise provided in this Agreement or by applicable law.

        Section 1.6    Merger Consideration.

          (a)    Aggregate Merger Consideration.    Subject to the terms and conditions of this Agreement and to the adjustments set forth herein, the "Aggregate Merger Consideration" shall consist of:

              (i)  Thirty-Three Million Dollars ($33,000,000) in cash plus or minus, as applicable, the Estimated Cash Working Capital Adjustment (as defined below) minus the product of .6 multiplied by the Closing Date Debt (as defined below) (the "Aggregate Cash Merger Consideration"); and

             (ii)  220,000 shares of common stock, $.001 par value per share, of Dearborn (the "Dearborn Common Stock") plus or minus, as applicable, the Estimated Stock Working Capital Adjustment (as defined below) minus the number of shares of Dearborn Common Stock (rounded to the nearest whole number) obtained by dividing (x) the product obtained by multiplying the Closing Date Debt by .4 by (y) 100 (the "Aggregate Stock Merger Consideration").

          (b)    Per Share Merger Consideration.    Subject to the terms and conditions of this Agreement and to the adjustments set forth herein, the "Per Share Merger Consideration" shall consist of:

              (i)  The dollar value obtained by dividing the Aggregate Cash Merger Consideration by the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (the "Per Share Cash Merger Consideration"); and

             (ii)  The number of shares of Dearborn Common Stock obtained by dividing the Aggregate Stock Merger Consideration by the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (the "Per Share Stock Merger Consideration").

          (c)    Aggregate Holdback Amount.    Subject to the terms and conditions of this Agreement and to the adjustments set forth herein, the "Holdback Amount" shall consist of:

              (i)  $6,600,000 (the "Cash Holdback Amount"); and

             (ii)  44,000 shares of Dearborn Common Stock (the "Stock Holdback Amount").

        Section 1.7    Holdback.

          (a)    Holdback Amount.    Subject to Section 1.6, this Section 1.7 and Section 9.8, the Cash Holdback Amount and the Stock Holdback Amount (collectively, the "Holdback Amount") shall be withheld at Closing by Dearborn from the Merger Payment and the Per Share Merger Consideration otherwise payable to Maslonka and Tilford, with 90% of the Cash Holdback Amount and the Stock Holdback Amount to be withheld from Maslonka and 10% of the Cash Holdback Amount and the Stock Holdback Amount to be withheld from Tilford. Subject to the final two sentences of this Section 1.7(a), Section 1.7(b) and Section 9.8, on the 548th day following the Closing Date, Dearborn shall distribute to Maslonka and Tilford, respectively, 90% and 10% of (i) one half of the Cash Holdback Amount by wire transfer of immediately available funds and (ii) certificates representing one half of the shares of Dearborn Common Stock constituting the Stock Holdback Amount. Subject to the final two sentences of this Section 1.7(a), Section 1.7(b) and Section 9.8, on the second anniversary of the Closing Date, Dearborn shall distribute to Maslonka and Tilford, respectively, 90% and 10% of (i) the remainder of the Cash Holdback Amount by wire transfer of immediately available funds and (ii) certificates representing the remainder of the shares of Dearborn Common Stock constituting the Stock Holdback Amount. Each such date is referred to herein as a "Holdback Payment Date". Notwithstanding anything in this Section 1.7(a) to the contrary, if the Purchaser has given written notice to Maslonka of one or more claims pursuant to Section 1.7(b) or Section 9.2 of this Agreement and all such claims have not been resolved prior to the relevant Holdback Payment Date, Dearborn may withhold from its payment of the portion of the Holdback Amount otherwise payable on the relevant Holdback Payment Date, pending resolution of such claims, an amount of cash and shares of Dearborn Common Stock that represents Dearborn's good faith estimate of the amount to which it would be entitled if it prevailed with respect to such claims (with the allocation of such amount between the Cash Holdback Amount and the Stock Holdback Amount to be determined pursuant to Section 9.9). If, upon final resolution of all such claims, the aggregate amount withheld by Dearborn pursuant to this Section 1.7(a) is greater than the Sellers' aggregate liability with respect to all such claims then Dearborn shall distribute to Maslonka and Tilford an amount in cash or Dearborn Common Stock, as applicable, equal to such difference, with 90% of such amounts distributed to Maslonka and 10% of such amounts distributed to Tilford.

          (b)    Path 15 Performance Set-Off.    A portion of the Holdback Amount shall be subject to forfeiture by the Sellers and retention by the Purchaser as set forth in this Section 1.7(b):

              (i)  if the Aggregate Gross Margin actually received by the Company pursuant to the Engineering, Procurement and Construction of Los Banos-Gates 500-kV Transmission Line (Path 15) Contract (the "Path 15 Contract") as of the later of (x) the 90th day following completion of the Path 15 Contract and (y) payment to the Company of all retainage and retention it is due and settlement of all claims and disputes with respect to the Path 15 Contract is less than $[*] but greater than $[*], then $2,750,000 of the Holdback Amount shall be forfeited and shall be retained by the Purchaser (with the allocation of such amount between the Cash Holdback Amount and Stock Holdback Amount to be determined pursuant to Section 9.9); and

             (ii)  if the Aggregate Gross Margin actually received by the Company pursuant to the Path 15 Contract as of the later of (x) the 90th day following completion of the Path 15 Contract and (y) payment to the Company of all retainage and retention it is due and settlement of all claims and disputes with respect to the Path 15 Contract is less than $[*], then $5,500,000 of the Holdback Amount shall be forfeited and shall be retained by the Purchaser (with the allocation of such amount between the Cash Holdback Amount and Stock Holdback Amount to be determined pursuant to Section 9.9).

*
This information has been omitted based on a request for confidential treatment. The omitted portions have been separately filed with the Securities and Exchange Commission.

          (c)   The Cash Holdback Amount shall bear simple interest from the Closing Date through the date of payment at the six month London Interbank Offered Rate ("LIBOR") as published in the Wall Street Journal as of the Closing Date, which rate shall adjust on the first Business Day of every sixth month after the Closing Date to the then current LIBOR; provided, however, that interest will be computed as if only such portion of the Cash Holdback Amount, if any, as is ultimately paid to Maslonka and Tilford in accordance with the terms of this Agreement was outstanding since the Closing Date.

          (d)   All distributions and dividends, whether in the form of cash, securities or other property, issued on or with respect to the Stock Holdback Amount and all other dividends and distributions thereon shall be subject to set-off in accordance with the terms of this Agreement and shall constitute part of the Stock Holdback Amount. Upon release of any portion of the Stock Holdback Amount, distributions and dividends paid on the stock released shall also be released. Prior to set-off, if any, in accordance with the terms of this Agreement, Maslonka and Tilford, as applicable, shall be treated as the beneficial owner of the Stock Holdback Amount for tax purposes. Prior to set-off, if any, in accordance with the terms of this Agreement, all voting rights with respect to the Stock Holdback Amount may be exercised by Maslonka or Tilford, as applicable, in accordance with the Delaware General Corporation Law. In the event of forfeiture or set-off in accordance with the terms of this Agreement, Dearborn is authorized to use the blank stock powers to effect the transfer of the Stock Holdback Amount to Dearborn or the Indemnified Party entitled thereto. In the event of forfeiture or set-off in accordance with the terms of this Agreement, Maslonka and Tilford shall execute such additional documents and instruments as reasonably requested by Dearborn or the Indemnified Party to effect the transfer of the Stock Holdback Amount.

        Section 1.8    Working Capital Adjustment.

          (a)   Not less than three (3) Business Days prior to the scheduled Closing, the Company, after consultation with the Purchaser, will deliver to the Purchaser a notice indicating its good faith estimate of the Net Working Capital of the Company as of the Cut-Off Date, (the "Estimated Net

  Working Capital"), along with a certificate of a duly authorized officer of the Company certifying the foregoing.

          (b)   The "Estimated Working Capital Adjustment" shall be the dollar value (whether positive or negative) obtained by subtracting $2,700,000 from the Estimated Net Working Capital, which, if positive, shall be added to the Aggregate Merger Consideration and, if negative, shall be subtracted from the Aggregate Merger Consideration. The "Estimated Cash Working Capital Adjustment" shall equal the dollar value (whether positive or negative) obtained by multiplying the Estimated Working Capital Adjustment by 0.6. The "Estimated Stock Working Capital Adjustment" shall equal the number of shares (whether positive or negative, rounded to the nearest whole number) of Dearborn Common Stock obtained by dividing (x) the product obtained by multiplying the Estimated Working Capital Adjustment by 0.4 by (y) 100.

        Section 1.9    Post-Closing Adjustment.

          (a)   As promptly as practicable after the Closing (but in no event later than sixty (60) Business Days following the Closing Date), Dearborn shall, after consultation with Maslonka and the financial officer of the Company responsible for preparation of the calculation of Estimated Net Working Capital, cause to be prepared and delivered to Maslonka (x) the balance sheet of the Company as of the close of business on the Cut-Off Date, prepared in accordance with GAAP consistently applied (except to the extent that the line items contained therein vary from GAAP as set forth in the definition of Net Working Capital, in which case, preparation of such line items shall be as so varied) (the "Cut-Off Date Balance Sheet"), and (y) a calculation of (1) the Cut-Off Date Net Working Capital based on the Cut-Off Date Balance Sheet and (2) the Adjustment Amount (the "Adjustment Amount Calculation"), specifying in reasonable detail such calculations.

              (i)  Within ten (10) Business Days after delivery to Maslonka of the Cut-Off Date Balance Sheet and the Adjustment Amount Calculation, Maslonka shall have the right to furnish to Dearborn a statement (the "Objection Notice") setting forth in reasonable detail any objections he has to the Cut-Off Date Balance Sheet and the Adjustment Amount Calculation. Maslonka may object to the Cut-Off Date Balance Sheet and the Adjustment Amount Calculation solely on the basis of computational errors or that it was not prepared in accordance with GAAP, as modified by the definition of Net Working Capital. If no Objection Notice is delivered to Dearborn within such 10 Business Day period or if Maslonka notifies Dearborn in writing that the Cut-Off Date Balance Sheet and the Adjustment Amount Calculation is acceptable, then the Cut-Off Date Balance Sheet and the Adjustment Amount Calculation shall be deemed to have been accepted by the Sellers and shall become final and binding upon the parties hereto.

             (ii)  If within thirty (30) Business Days after the delivery of the Objection Notice, Dearborn and Maslonka are unable to agree to the Cut-Off Date Balance Sheet, an Adjustment Amount and Adjustment Amount Calculation, the Chicago office of PricewaterhouseCoopers LLP or, if it is unable or unwilling to serve, another nationally recognized accounting firm mutually acceptable to Dearborn and Maslonka (the "Independent Firm") shall be engaged to resolve any disputes regarding the Cut-Off Date Balance Sheet, the Adjustment Amount or the Adjustment Amount Calculation. Dearborn and Maslonka will direct the Independent Firm to render a determination within twenty (20) Business Days of its retention, and Dearborn and Maslonka and their respective agents will cooperate with the Independent Firm during its engagement. The Independent Firm will consider only those issues related to the Cut-Off Date Balance Sheet, the Adjustment Amount or Adjustment Amount Calculation that Dearborn and Maslonka have been unable to resolve. The determination of the chosen Independent Firm will be conclusive and shall become final and binding upon the parties hereto and any amounts owing as a result thereof shall be paid in accordance with subparagraph (b) below. The Sellers (jointly and severally) and Dearborn shall each pay one half of the fees and expenses of such Independent Firm.

          (b)   If the Adjustment Amount is a positive number, Dearborn shall pay to the Sellers within five (5) Business Days of the final determination of the Adjustment Amount in accordance with subparagraph (a) above the Cash Adjustment Amount (with simple interest from the Closing Date through the date of payment at the Applicable Interest Rate) and the Stock Adjustment Amount. If the Adjustment Amount is a negative number, the Sellers shall jointly and severally pay to Dearborn within five (5) Business Days of the final determination of the Adjustment Amount in accordance with subparagraph (a) above the Cash Adjustment Amount (with simple interest from the Closing Date through the date of payment at the Applicable Interest Rate) and the Stock Adjustment Amount. The "Cash Adjustment Amount" shall equal the dollar value obtained by multiplying the absolute value of the Adjustment Amount by 0.6. The "Stock Adjustment Amount" shall equal the number of shares (rounded down to the nearest whole number) of Dearborn Common Stock obtained by dividing (x) the product obtained by multiplying the absolute value of the Adjustment Amount by 0.4 by (y) 100.

        Section 1.10    Withholding.    Notwithstanding anything herein to the contrary, Dearborn or InfraSource, on behalf of the Company, shall each (without duplication) be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as required to be deducted and withheld with respect to any of the Transactions under any provision of Federal, state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

        Section 1.11    Adjustments to Prevent Dilution.    In the event of any reclassification, stock split (including a reverse split), stock dividend or recapitalization affecting the Dearborn Common Stock, the Per Share Stock Merger Consideration and the denominator used in all formulae herein to arrive at numbers of shares of Dearborn Common Stock will be adjusted appropriately to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

        Section 1.12    Further Actions.    If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, or assets of either the Company or Merger Sub, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of each of the Company and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Merger Sub, all such other actions and things as the Board of Directors of the Surviving Corporation may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the intent and purposes of this Agreement.

ARTICLE II

THE CLOSING

        Section 2.1    Deliveries by Sellers.    At the Closing, the Sellers shall deliver to the Purchaser:

          (a)   certified copies of resolutions of the board of directors and shareholders of the Company authorizing the execution and delivery of this Agreement and consummation of the Transactions;

          (b)   a copy of the charter and bylaws of the Company which, in the case of the charter, is certified as of a recent date by the Arizona Corporation Commission;

          (c)   a Non-Competition Agreement duly executed by each of Maslonka, Michael Maslonka, Mark, Jon, Campbell and Gabbard;

          (d)   the opinion of counsel referred to in Section 7.2(d) hereof;

          (e)   the compliance certificates referred to in Section 7.2(d) hereof;

          (f)    a certification of non-foreign status for each Seller in the form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder;

          (g)   any other certifications which may be required under applicable law stating that no Taxes are due to any taxing authority for which the Purchaser could have liability to withhold and pay with respect to the transfer of Shares to the Purchaser pursuant to this Agreement;

          (h)   an executed counterpart to the Stockholders' Agreement duly executed by each Seller;

          (i)    the Certificates, or affidavits of lost or stolen stock certificates representing the Shares and indemnities;

          (j)    all other previously undelivered documents required to be delivered by this Agreement and the other Documents by a Seller or the Company to the Purchaser at or prior to the Closing in connection with the Transactions;

          (k)   a general and unconditional release in favor of the Company in the form of Exhibit B hereto duly executed by each Seller;

          (l)    a true and complete schedule of the Closing Date Debt and the calculation thereof;

          (m)  payoff letters from each Person that is owed Closing Date Debt; and

          (n)   stock powers in blank, executed by each of Maslonka and Tilford, to be used to transfer the Stock Holdback Amount in the event of forfeiture or set-off in accordance with the terms of this Agreement.

        Section 2.2    Deliveries by the Purchaser.    At the Closing, the Purchaser shall deliver or cause to be delivered to each Seller, or on behalf of a Seller as provided in Section 2.2(a)(i)(z):

          (a)   (i) a wire transfer of immediately available funds to one or more bank accounts designated by Representative on behalf of each Seller no fewer than two (2) days prior to the Closing Date in an amount equal to the difference of (y) the Per Share Cash Merger Consideration multiplied by the number of Shares owned by such Seller minus (z) the amount, if any, set forth across from such Seller's name on Part 3.10(l), Item 1, of the Disclosure Schedule (including, with respect to Maslonka only, the amount set forth across from the name of EC Source, LLC), which amount shall be delivered by the Purchaser to the Company, and (ii) certificates for Dearborn Common Stock registered in the name of such Seller representing the Per Share Stock Merger Consideration multiplied by the number of Shares owned by such Seller;

          (b)   the compliance certificate referred to in Section 7.3(d);

          (c)   the opinion of counsel referred to in Section 7.3(d);

          (d)   a counterpart signature page to the Stockholders' Agreement duly executed by Dearborn; and

          (e)   such other documents as are required by this Agreement and the other Documents to be delivered by the Purchaser to such Seller.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF THE SELLERS AND THE COMPANY

        Except as otherwise provided in the Disclosure Schedule, each Seller represents and warrants to InfraSource and Dearborn that all of the statements contained in this Article III are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date). Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section.

        Section 3.1    Share Ownership; Good Title Conveyed.    Each Seller is the record and beneficial owner of, and has good, valid and marketable title to, the number and type of Shares set forth opposite such Seller's name on Part 3.1 of the Disclosure Schedule. Such Shares and the certificates representing such Shares are now, and at all times through the Closing shall be, held by such Seller, or by a nominee or custodian for the sole and exclusive benefit of such Seller, free and clear of all Encumbrances, except for Encumbrances created by this Agreement and Encumbrances arising under the Securities Act or state securities laws. No Seller owns any securities, equity, debt, convertible or otherwise, issued by the Company which are not listed on Part 3.1 of the Disclosure Schedule. The Shares will, as of the Closing, constitute all of the outstanding securities, equity, debt, convertible or otherwise, of the Company.

        Section 3.2    Legal Power of the Sellers.    Each Seller is competent and has all requisite power and authority to execute, deliver and perform this Agreement and the other Documents to which such Seller is a party and to consummate the Transactions.

        Section 3.3    Organization; Qualification of the Company.    The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona; (ii) has full corporate power and authority to carry on its business as it is being conducted and to own and use the properties and assets it now owns; (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the ownership and use of its property or the conduct of its business requires such qualification, except where the failure to so qualify could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iv) has all requisite power and authority to execute and deliver this Agreement and the other Documents to which the Company is a party and perform its obligations hereunder and thereunder, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Documents to which the Company is a party. The Sellers have heretofore delivered to the Purchaser complete and correct copies of the Articles of Incorporation and Bylaws of the Company as presently in effect. Part 3.3 of the Disclosure Schedule sets forth each jurisdiction in which the Company is qualified to do business as a foreign corporation. The Company is not obligated to purchase, and does not own, directly or indirectly, any equity securities or securities convertible into or exchangeable or exercisable for equity securities of any Person or have any direct or indirect equity or ownership interest in any Person.

        Section 3.4    Binding Agreement; Consents and Approvals; No Conflict, Default or Violation.

          (a)   Each of this Agreement and the other Documents to which the Company or any Seller is a party has been duly executed and delivered by the Company or such Seller, as the case may be, and constitutes a legal, valid and binding obligation of the Company or such Seller, as the case may be, enforceable against the Company or such Seller, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (b)   Neither the execution, delivery or performance of this Agreement or any other Document by any Seller or the Company nor the consummation by any Seller or the Company of any of the Transactions will, directly or indirectly (with or without notice of lapse of time or both):

              (i)  contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or shareholders of the Company;

             (ii)  contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement to which any Seller or the Company, or any of the assets owned or used by the Company, may be subject;

            (iii)  contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

            (iv)  contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract or contract to which any Seller is a party; or

             (v)  result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

          (c)   Neither the Company nor any Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution, delivery or performance of this Agreement or the other Documents or the consummation of any of the Transactions.

          (d)   The affirmative vote of the holders of a majority of the shares of Common Stock entitled to be cast with respect to the Merger is the only vote of the holders of any class or series of the securities necessary to approve this Agreement and the Transactions.

          (e)   The Board of Directors of the Company has (i) adopted resolutions approving this Agreement and the Transactions, including the Merger, (ii) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to and in the best interests of the shareholders of the Company, (iii) recommended approval of this Agreement and the Transactions, including the Merger, to the shareholders of the Company and (iv) submitted this Agreement to the Company's shareholders for their approval. The shareholders of the Company have unanimously duly approved and adopted this Agreement in accordance with the ABCA. No shareholder of the Company is entitled to appraisal rights, dissenters' rights, or similar rights in connection with the Transactions.

        Section 3.5    Capitalization.    The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock and 400 shares of Preferred Stock. As of the date hereof, 140,856 shares of Common Stock and 400 shares of Preferred Stock are issued and outstanding. As of the Closing Date and giving effect to the conversion of the Preferred Stock, 158,988 shares of Common Stock and no shares of Preferred Stock will be issued and outstanding. Except as set forth immediately above, (i) there are no equity securities of the Company authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued equity securities of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any equity securities of, the Company or securities convertible into or exchangeable or exercisable for such equity securities, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, "Options") and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or other equity securities of the Company or any Person or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. All outstanding shares of Company Stock have been duly authorized, validly issued and are fully paid and nonassessable. All securities of the Company outstanding as of the Closing Date have been issued in compliance with state and federal securities laws. There are no voting trusts or other agreements or understandings to which such Seller or the Company is a party with respect to the voting of the equity securities of the Company.

        Section 3.6    Financial Statements; Operating Budget.

          (a)   Part 3.6(a) of the Disclosure Schedule sets forth complete and accurate copies of (i) the audited balance sheet of the Company as of December 31, 2002 (the "Balance Sheet Date", and such audited December 31, 2002 balance sheet, the "Balance Sheet"), the unaudited balance sheets of the Company as of December 31, 2001 and December 31, 2000 and the related unaudited statements of income, stockholders' equity and cash flows for the respective years then ended, together with, in the case of the audited financial statements, a true and correct copy of the report on such audited information by the Company's independent accountants for such time periods and all auditors' reports to management and any management responses thereto, (ii) the unaudited balance sheets of the Company as of September 30, 2003 and as of November 30, 2003, and (iii) the unaudited statements of income, stockholders' equity and cash flows for the nine (9) months ended September 30, 2003, and the eleven months ended November 30, 2003, (all of the financial statements referred to in this Section 3.6(a) being hereinafter collectively referred to as the "Financial Statements"). The unaudited Financial Statements for the year ended December 31, 2001 were reviewed by Harrell & Kimbler, CPA's PC ("H&K")although no audit report was issued and Part 3.6(a) of the Disclosure Schedule sets forth the work product generated by H&K in connection with such review.

          (b)   The Financial Statements, including the notes thereto, have been prepared from, are in accordance with and accurately reflect the books and records of the Company. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods presented (except as may be stated in the notes thereto) and present fairly the financial condition and results of operations and cash flows of the Company as of the dates and for the periods referred to therein (subject, in the case of unaudited statements, to the absence of notes and normally recurring year-end audit adjustments that are not material either individually or in the aggregate). All revenue reported in the Financial Statements is properly recorded in the accounting period to which it relates in accordance with GAAP.

          (c)   Part 3.6(c) of the Disclosure Schedule sets forth a complete and accurate copy of the Company's estimated projection of revenues and expenses for existing projects only for the year ending 2004 (the "Budget"). No representation or warranty is made with respect to the Budget other than that it was prepared in good faith based on Maslonka's experience in the industry and historical operations of the Company.

        Section 3.7    No Undisclosed Liabilities.    The Company has no Liabilities, except (a) as and to the extent reflected or reserved against on the Balance Sheet and (b) current liabilities incurred since the Balance Sheet Date in the ordinary course of business, consistent with past practice or in connection with the Transactions and included in the calculation of Estimated Net Working Capital and Cut-Off Date Net Working Capital. The reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

        Section 3.8    Books and Records.    The books and records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. True and complete copies of all minute books and all stock record books of the Company have heretofore been delivered to the Purchaser.

        Section 3.9    No Indebtedness.    Giving effect to the payment of the Closing Date Debt in accordance with Section 6.15, except as set forth in Part 3.9 of the Disclosure Schedule and included in the calculation of Estimated Net Working Capital and Cut-Off Date Net Working Capital, on or prior to the Closing Date, the Company will have fully repaid or released, or caused to be fully paid or released (in each case without any continuing obligation or Liability of the Company), any and all Indebtedness payable by the Company to any Person (including, without limitation, to banks, the Sellers and any of their Affiliates) and will have caused to be terminated and released any associated Encumbrances.

        Section 3.10    Absence of Certain Changes.    Since the Balance Sheet Date and except as required by this Agreement, the Company has conducted its business only in the normal and ordinary course in a manner consistent with past practice and there has not been any:

          (a)   change in the Company's authorized or issued equity securities; grant of any option or right to purchase equity securities of the Company; issuance of any security convertible into or exchangeable or exercisable for such equity securities; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any equity securities; or declaration or payment of any dividend or other distribution or payment in respect of equity securities;

          (b)   amendment to the articles of incorporation or bylaws of the Company;

          (c)   payment by the Company of any bonuses or any increases in or acceleration of any bonus, salary or other compensation payments to any Seller, director, officer, consultant or executive employee or entry into any employment, severance, or similar Contract with any director, officer, consultant or executive employee, in each case other than as disclosed in Part 3.22 of the Disclosure Schedule;

          (d)   adoption of, or increase in the payments to or benefits under, any Plan;

          (e)   entry into, termination of, or receipt of notice (oral or written) of termination of any Contract or transaction involving a total remaining commitment by or to the Company of greater than $250,000 individually or in the aggregate (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increase, or change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

          (f)    cancellation or waiver of any claims or rights with a value to the Company greater than $250,000 individually or in the aggregate;

          (g)   change in the accounting methods or practices used by the Company; or any new election or change in any existing election relating to Taxes, settlement of any claim or assessment relating to Taxes, consent to any claim or assessment relating to Taxes, or waiver of the statute of limitations for any such claim or assessment;

          (h)   write-down or write-off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

          (i)    disposal or lapse of any Intellectual Property or the rights to use any Intellectual Property, or disposal of or disclosure to any Person other than employees of the Company and representatives of the Purchaser any Trade Secret;

          (j)    granting of any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee except as required by written agreement;

          (k)   declaration, payment or setting aside for payment of any dividend or other distribution in respect of its capital stock or redemption, purchase other acquisition, directly or indirectly, of any shares of capital stock or other securities of the Company;

          (l)    payment, loan or advance of any amount to, or sale, transfer or lease of any properties or assets (real, personal or mixed, tangible or intangible) to, or agreement or arrangement with, any of its officers or directors or any Affiliate or Associate of any of its officers or directors except for directors' fees and compensation to officers at rates not exceeding the rates of such fees and compensation paid during the year ended December 31, 2002;

          (m)  change in the methods, practices, or timing of the Company's collection of receivables or payment of payables other than any such changes in accordance with the terms of the underlying contracts; or

          (n)   agreement, whether oral or written, by the Company to do any of the foregoing.

        Section 3.11    Title to Properties; Encumbrances; Condition of Properties.    The Company has good, valid and marketable title to all the properties and assets that it purports to own (tangible and intangible) including all the properties and assets reflected in the Balance Sheet (except for property sold since the Balance Sheet Date in the ordinary course of business) and all of the properties and assets purchased or otherwise acquired by the Company since the Balance Sheet Date are free and clear of all Encumbrances, except Permitted Liens. The rights, properties and other assets presently owned, leased or licensed by the Company include all such rights, properties and other assets necessary to permit the Company to conduct its business in all material respects in the same manner as such business has been conducted prior to the date hereof and to perform under existing contracts. The vehicles and equipment owned or used by the Company are in good operating condition and repair (normal wear and tear experienced in the Company's ordinary course of business excepted) and are adequate for the uses to which they are being put. None of such vehicles or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost.

        Section 3.12    Real Property; Leases.    Part 3.12 of the Disclosure Schedule contains a list of any Real Property owned by the Company (the "Owned Real Property"), and all leases and agreements for the rental of Real Property to which the Company is a party (as lessor or lessee) or, to the Knowledge of the Company or the Sellers, by which such Real Property may be bound (the "Leased Real Property"). The Company has good and marketable title to the Owned Real Property, and has valid and existing leasehold interests in all of the Leased Real Property that it possesses, operates or occupies (or has similar rights to possess, operate or occupy). All Owned Real Property is free and clear of all Encumbrances, except for Permitted Liens. A true and complete copy of each Lease has heretofore been delivered to the Purchaser. Each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. The leasehold estate created by each Lease is free and clear of all Encumbrances, except for Permitted Liens. There are no existing defaults by the Company under any of the Leases. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any Lease. No modification of the rights or obligations of the lessee under any Lease is required to obtain the

Consent of the lessor under each Lease. The Leased Real Property (including, without limitation, all building, structures, improvements and fixtures located thereon, thereunder, thereover or therein, and all appurtenances thereto and other aspects thereof): (1) is in good operating condition and repair and is structurally sound and free of defects, with no material alterations or repairs being required thereto under applicable law or insurance company requirements; and (2) is otherwise suitable, sufficient, adequate and appropriate in all respects (including, physical, structural, operational, legal, practical or otherwise) for its current use, operation and occupancy, except for such failures as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No condemnation, eminent domain, or similar proceeding exists, is pending or, to the Knowledge of the Sellers, is threatened, with respect to or that could affect, any Leased Real Property, except for such proceedings as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        Section 3.13    Environmental Matters.

          (a)   The Company is in material compliance with all applicable Environmental Laws. Such compliance includes, but is not limited to, the possession by the Company of all permits and other governmental authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof. All Permits currently held by the Company pursuant to the Environmental Laws are identified in Part 3.13(a) of the Disclosure Schedule.

          (b)   The Company has not received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in full compliance with any Environmental Laws, and there are no circumstances that may prevent or interfere with such full compliance in the future. The Sellers have delivered to the Purchaser prior to the execution of this Agreement all information that is in the possession of or reasonably available to the Sellers or the Company regarding environmental matters pertaining to, or the environmental condition of, the Company or the compliance (or non-compliance) by the Company with any Environmental Laws.

          (c)   There are no Environmental Claims pending or, to the Knowledge of the Company or the Sellers, threatened against the Company or any person or entity for whom the Company may have liability by law or contract.

          (d)   There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against the Company or against any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

          (e)   Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where the Company has (previously or currently) stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Part 3.13(e) of the Disclosure Schedule, (ii) all underground storage tanks, and the capacity and contents of such tanks are identified in Part 3.13(e) of the Disclosure Schedule, (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or controlled by the Company, and (iv) no PCBs or PCB-containing items are used or stored at any property owned, leased, operated or controlled by the Company.

          (f)    The Sellers have has provided to the Purchaser all environmental-related assessments, reports, data, results of investigations or audits, such as Phase I or Phase II reports and other written documentation that is in the possession of or reasonably available to the Company regarding the environmental condition of, or the compliance (or noncompliance) by the Company with any Environmental Laws.

          (g)   The Company is not subject to any Environmental Laws requiring, (i) the performance of a site assessment for Materials of Environmental Concern, (ii) the removal or remediation of Materials of Environmental Concern, (iii) the giving of notice to or receipt of approval from any governmental authority, or (iv) the recording of or delivery to any person or entity any disclosure document or statement pertaining to environmental matters by virtue of the Transactions or as a condition to the effectiveness of any of the Transactions.

        Section 3.14    Contracts and Commitments.

          (a)   Part 3.14(a) of the Disclosure Schedule sets forth a complete and accurate list and (in the case of oral Contracts) description of each Applicable Contract (i) with Persons to whom the Company is required to make aggregate payments in any twelve- month period in excess of $250,000, (ii) with Persons to whom the Company has sent invoices in respect of, or from whom the Company has received, aggregate revenues during any twelve-month period in excess of $250,000, (iii) with Persons from whom the Company expects to receive aggregate revenues in excess of $250,000 as reflected in the Budget, (iv) that is otherwise material to the Company or (v) that was entered into other than in the normal and ordinary course of business consistent with past practice. The Company has not received any notice (oral or written) from any party to any such Contract of the termination or threatened termination thereof. Each such Contract is in full force and effect and is enforceable in accordance with its terms. Upon the consummation of the Transactions, each such Contract will remain in full force and effect. With respect to each such Contract, there is not any default or event that, with notice or lapse of time or both, would constitute a default on the part of the Company (nor, to the Knowledge of the Company or the Sellers, on the part of any other party thereto).

          (b)   The Sellers have provided to the Purchaser a complete and accurate copy of each written Contract set forth in the Disclosure Schedule.

          (c)   Part 3.14(c) of the Disclosure Schedule sets forth a schedule of all work in process as of November 30, 2003 and indicates the contract under which such work is being performed and projected gross revenue and projected gross margin from each such project. To the Knowledge of the Company and the Sellers taking into account Maslonka's experience in the industry, the current status of each such project and the Company's relationship with each customer for whom such work is being performed, the Company will realize the projected gross revenues and projected gross margins from each such project and no facts or circumstances exist that could reasonably be expected to materially and adversely affect the Company's ability to achieve such projected gross revenues and gross margins. The schedule of all work in process that will be used in preparing the Cut-Off Date Balance Sheet will indicate projected gross revenue and projected gross margin from each project. To the Knowledge of the Company and the Sellers taking into account Maslonka's experience in the industry, the status of each such project as of the Cut-Off Date and the Company's relationship as of the Cut-Off Date with each customer for whom such work is being performed, the Company will realize the projected gross revenues and projected gross margins from each such project and no facts or circumstances will exist as of the Cut-Off Date that could reasonably be expected to materially and adversely affect the Company's ability to achieve such projected gross revenues and gross margins.

          (d)   The Company does not have any outstanding Contracts with shareholders, directors, officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than thirty (30) days and without Liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings.

          (e)   The Company is not party to any employment agreement, or any other agreement, that contains any severance or termination pay Liabilities or obligations.

          (f)    The Company does not have outstanding any loan to any Person. The Company does not have outstanding any agreement to acquire any debt obligations of others.

          (g)   The Company is not restricted by agreement from carrying on its business anywhere in the world.

          (h)   The Company does not have any Liabilities, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any Person.

          (i)    The Company is not party to any Contract pursuant to which it (w) has agreed to indemnify another Person for consequential damages, (x) has provided a product or service warranty, (y) has agreed to perform work on a fixed-cost basis or (z) could be liable for liquidated damages.

        Section 3.15    Insurance.    Part 3.15(a) of the Disclosure Schedule sets forth (a) a true and complete list and description of all insurance policies, other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks by the Company in force on the date hereof with respect to the business or assets of the Company, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy or other arrangement through the date hereof and (b) a description of such risks that the Company has designated as being self-insured. The Company has policies of insurance of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company. All such policies are in full force and effect, all premiums due thereon have been paid by the Company, and the Company is otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore, (a) the Company has not received any notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policy or arrangements threatened, (b) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (c) the Company has not received any notice or indication from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to the Company in the future on substantially the same terms as now in effect and (d) none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Company.

        Section 3.16    Litigation.    There is no action, suit, inquiry, proceeding or investigation (a "Proceeding") by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the Knowledge of the Sellers or the Company, threatened against or involving the Company, or which questions or challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions and there is no valid basis for any such action, proceeding or investigation. The Company is not subject to any judgment, order or decree which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        Section 3.17    Compliance with Laws.    The Company has complied in a timely manner and in all material respects with all Legal Requirements that affect the Company or its properties or assets, and no notice, charge, claim, action or assertion has been received by the Company or has been filed, commenced or, to the Knowledge of the Company or the Sellers, threatened against the Company alleging any material violation of any Legal Requirements. All material Governmental Authorizations required under all Legal Requirements to be held or secured by the Company are in full force and effect and will continue to be so upon consummation of the Transactions. The Permits listed in Part 3.17 of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner the Company currently conducts and operates such businesses and to permit the Company to own and use its assets in the manner in which the Company currently owns and uses such assets.

        Section 3.18    Employee Benefit Plans.

          (a)   Part 3.18(a) of the Disclosure Schedule sets forth a true and complete list of each Plan. Neither the Company nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee, consultant or director of the Company or any ERISA Affiliate.

          (b)   The Sellers have delivered to Purchaser, with respect to all Plans, where applicable, true, complete and correct copies of the following: (i) all Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing and the most recent summary plan description and any subsequent summaries of material modifications or other material employee communications discussing any employee benefit provided thereunder; (ii) Forms 5500 as filed with the IRS for the most recent three Plan years; (iii) all trust agreements with respect to the Plans; (iv) a copy of the most recent Summary Plan Description ("SPD"), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each Plan, and all other material employee communications relating to each plan; (v) copies of any contracts with service providers and insurers providing benefits for participants or liability insurance or bonding for the sponsors, administrators or trustees of any Plan; (vi) the most recent effective IRS determination letter for all Plans qualified under Code Section 401(a); and (vii) all handbooks, manuals, and similar documents governing material employment policies, practices and procedures.

          (c)   With respect to each Plan: (i) each Plan has been administered in compliance in all material respects with its terms including, but not limited to, any provisions relating to contributions thereunder, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other federal, state and other applicable laws, rules and regulations, as they relate to such Plans (including, without limitation, provisions relating to funding, filing, termination, reporting, disclosure and continuation coverage obligations pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or the Health Insurance Portability Accountability Act of 1996, as amended ("HIPAA"), or any similar provision of state law applicable to their employees); (ii) there are no proceedings, suits or claims (other than routine claims for benefits) pending, or to the Knowledge of the Company or the Sellers, threatened with respect to any Plan, the assets of any trust thereunder, or the Plan sponsor or the Plan administrator with respect to the design or operation of any Plan; (iii) there is no pending or, to the Knowledge of the Company or the Sellers, threatened proceeding, investigation or inquiry involving any Plan before the IRS, the DOL or any other governmental authority; (iv) with respect to each Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and any trust created pursuant to any such Plan is exempt from federal income tax under Section 501(a) of the Code and the IRS has issued each such Plan a favorable determination letter which is currently applicable; (v) neither the Company nor the Sellers are aware of any circumstance or event which would adversely affect the tax-qualified status of any such Plan or the tax-exempt status of any related trust, or would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Plan; (vi) all contributions and premiums which the Company or any ERISA Affiliate is required to pay under the terms of each of the Plans have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company or its subsidiaries; (vii) no unsatisfied liabilities to participants, the IRS, the DOL, the PBGC or to any other person or entity have been incurred as a result of the termination of any Plan; and (viii) there has not been any amendment to, written interpretation of, or announcement (whether or not written) by the Company, Sellers, or any ERISA Affiliates thereof, relating to, or change in employee participation or coverage under, any Plan that would materially increase the expense of maintaining such Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

          (d)   Neither the Company nor any of its ERISA Affiliates currently maintains or sponsors or has ever maintained or sponsored a "pension plan" (within the meaning of Section 3(2) or ERISA), which is subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its ERISA Affiliates has a current obligation to contribute or has ever had an obligation to contribute to any "multiemployer plan" (within the meaning of Section 3(37) of ERISA) or any "multiple employer plan" (within the meaning of Section 413(c) of the Code).

          (e)   Except as set forth in Part 3.18(e) of the Disclosure Schedule, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by COBRA or other applicable law, (ii) death or retirement benefits under any Plan, or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

          (f)    Except as set forth in Part 3.18(f) of the Disclosure Schedule, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment except as expressly provided for in this Agreement or as required by applicable law or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, consultant or officer.

          (g)   Except as set forth in Part 3.18(g) of the Disclosure Schedule, no amounts payable under the Plans or any other contract, agreement or arrangement with respect to which the Company may have any liability will or could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

          (h)   Neither the Company, any Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

        Section 3.19    Tax Matters.

          (a)   All Tax Returns required to be filed by the Company have been filed and all such returns are true, complete, and correct in all material respects. All Taxes that are due from the Company have been paid.

          (b)   There are no Encumbrances for Taxes upon any assets or properties of the Company.

          (c)   No Audits are presently pending with regard to any Taxes or Tax Returns of the Company, and the Company has not received notification that any such Audit is threatened, contemplated, or may be initiated. Part 3.19(c) of the Disclosure Schedule contains a list of Audits that were concluded with respect to any Taxes or Tax Returns of the Company.

          (d)   No deficiency or adjustment for any Taxes has been proposed, asserted, threatened, or assessed against the Company. No issue has been raised by any Tax Authority in any Audit of the Company that, if raised with respect to any other period not so audited, could reasonably be expected to result in a material proposed deficiency or adjustment for any period not so audited.

          (e)   There are no outstanding requests or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes.

          (f)    The Company has not received written notice of, and no factual basis exists that would support, any claim made by an authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

          (g)   No power of attorney has been granted by or with respect to the Company that currently continues in effect with respect to any matter relating to Taxes.

          (h)   The Company is not a party to, is not bound by and does not have any obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement.

          (i)    Except as set forth in Part 3.19(i) of the Disclosure Schedule, the Company has not (i) received a ruling from any Tax Authority or signed an agreement with respect thereto, (ii) signed any closing agreement with respect to any Tax year, or (iii) agreed, or is required to make, any adjustment under Sections 446(a) or 482(a) of the Code.

          (j)    The Sellers have delivered or made available to the Purchaser complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued to the Company by a Governmental Entity relating to the United States federal, state, local or foreign Taxes due from or with respect to the Company and (ii) all closing agreements entered into by the Company with any Tax Authority in each case existing on the date hereof.

          (k)   The Company has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and is not liable for any Taxes for failure to comply with such laws, rules and regulations.

          (l)    The Company has not filed (and was not required to file) with respect to any item a disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to foreign, state and/or local tax statutes.

          (m)  The Company has never been a member of an affiliated group filing a consolidated federal Tax Return (or similar state or local filing group). The Company does not have any liability for Taxes of any person under Sections 1.1502-6 of the Treasury Regulations promulgated under the Code (or similar provisions of federal, state, local or foreign law) as transferee or successor, by contract or otherwise.

          (n)   The Company is not and has not been a real property holding corporation within the meaning of paragraph (c)(2) of Section 897 of the Code during the applicable periods specified in such section.

        Section 3.20    Intellectual Property.

          (a)   Part 3.20(a) of the Disclosure Schedule sets forth a complete and accurate list of all registrations or issuances of Company Intellectual Property, or applications therefor, filed with any governmental agency. All of the foregoing are held of record solely in the name of the Company, free and clear of all Encumbrances. The Company is the sole owner of, or has a valid license to exploit without restriction, all Company Intellectual Property. To the Knowledge of the Company and the Sellers, all Company Intellectual Property is valid and enforceable, and no claim has been made, notice given or dispute arisen to that effect.

          (b)   Part 3.20(b) of the Disclosure Schedule sets forth a complete and accurate list of all Licenses related to any Intellectual Property, and specifying whether the Company is the licensee or licensor thereunder. The Licenses are valid and binding obligations of the Company, enforceable in accordance with their terms, and there exists no event or condition which will result in a breach (or allegation of breach) of any such License.

          (c)   To the Knowledge of the Sellers and the Company, the conduct of the business of the Company as currently conducted does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property right of any third party, and no claim has been made, notice given or dispute arisen to that effect. The Company owns or is licensed under all Intellectual Property necessary for the operation of the business of the Company as currently conducted.

          (d)   There are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations, other than the Licenses, that do or may: (i) restrict the Company's rights to use any Company Intellectual Property; (ii) restrict the conduct of the business of the Company in order to accommodate a third party's Intellectual Property; or (iii) permit third parties to use any Company Intellectual Property.

          (e)   No Trade Secret has been disclosed to any third party, other than pursuant to written non-disclosure agreements.

          (f)    The execution of, the delivery of, the consummation of the transactions contemplated by, and the performance of the Company's obligations under this Agreement will not result in any loss or impairment of the Company's rights to own or use any of the Company Intellectual Property, or of any License to which the Company is a party.

        Section 3.21    Labor Matters.

          (a)   The Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company.

          (b)   None of the employees of the Company is represented by any labor organization and, to the Knowledge of the Company or the Sellers, there have been no union organizing activities among the employees of the Company within the past five years, nor does any question concerning representation exist concerning such employees, and there are no negotiations or discussions currently pending or occurring with any union or employee association regarding any collective bargaining agreement or which might otherwise effect the Company.

          (c)   There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or to the Knowledge of the Company or the Sellers, threatened against or affecting the Company and during the past five years there has not been any such action.

          (d)   There is no unfair labor practice charge or complaint against the Company pending or, to the Knowledge of the Company or the Sellers, threatened before the National Labor Relations Board or any similar state, local or foreign agency responsible for administering such charges or complaints.

          (e)   There is presently no pending grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company.

        Section 3.22    Employee Matters.

          (a)   Part 3.22(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee, consultant and director of the Company, including each employee on leave of absence or layoff status; name; job title; current compensation paid or payable (including bonus, if any) and any change in compensation since the Balance Sheet Date; vacation accrued; and service credit for purposes of vesting and eligibility to participate under any Plan.

          (b)   There are no employment or consulting contracts or severance agreements with any employees or consultants of the Company.

          (c)   There are no written personnel policies, rules or procedures applicable to employees of the Company.

          (d)   Except as fully reserved for on the Final Balance Sheet, there are no complaints, lawsuits or other proceedings pending or, to the Knowledge of the Company or the Sellers, threatened in any forum by or on behalf of any present or former employee of the Company, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship. To the Knowledge of the Company and the Sellers, no Governmental Entity responsible for the enforcement of labor or employment laws intends to conduct an investigation with respect to or relating to the Company and no such investigation is in progress.

          (e)   To the Knowledge of the Company and the Sellers, no charge with respect to or relating to the Company is pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

          (f)    To the Knowledge of the Company and the Sellers, (i) no federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation with respect to or relating to the Company, and (ii) no such investigation is in progress.

          (g)   The Company (i) has at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, immigration, and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable in any material respect for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Part 3.22(g) of the Disclosure Schedule sets forth a complete and accurate list of (i) all reportable incidents under occupational safety and health laws that have occurred since January 1, 2002, (ii) the Company's EMR rates for the periods June 10, 2001-June 9, 2002 and June 10, 2002-June 9, 2003, and the Company's OSHA reportable incident rates for the years ended December 31, 2002 and December 31, 2003.

          (h)   During the past five (5) years, (i) the Company has not effectuated a "plant closing" (as defined in the Worker Adjustment and Retaining Notification Act of 1988 (the "WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company, (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation and (iv) none of the Company's employees has suffered an "employment loss" (as defined in the WARN Act) during the six-month period prior to the date hereof.

          (i)    To the Knowledge of the Company and the Sellers, the consummation of the Transactions is not reasonably likely to result in the departure of a material number of employees or of any employees reasonably considered to be important to the success of the business of the Company, and to the Knowledge of the Company and the Sellers, no officer, key employee or group of employees has any plans to terminate employment with the Company as a result of the Transactions, or otherwise.

          (j)    To the Knowledge of the Company and the Sellers, no employee of the Company has (i) breached any agreement to keep in confidence information acquired by that employee in confidence or in trust prior to that employee's employment with the Company by disclosing such information to the Company, or (ii) through his or her employment by the Company, breached any noncompetition, nonsolicitation or noninterference agreement or used Trade Secrets of any other Person.

          (k)   To the Knowledge of the Company and the Sellers, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law involving the Company. The Company has not discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

          (l)    During the past three (3) years, no significant accidents or injuries have occurred in the workplace involving the Company or any of its employees, officers, consultants, directors or contractors.

        Section 3.23    Brokers or Finders.    Except for Milestone Advisors, LLC, whose fees and expenses will be reflected in the calculation of Estimated Net Working Capital and Cut-Off Date Net Working Capital, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee from the Company, any Seller or any of their Affiliates in connection with any of the Transactions.

        Section 3.24    Full Disclosure.    The Sellers and the Company have disclosed to the Purchaser all facts material to the business, results of operations, assets, liabilities, financial condition and prospects of the Company. No representation or warranty by the Sellers or the Company contained in this Agreement or the other Documents and no statement contained in any document, certificate, or other writing furnished or to be furnished by or on behalf of any Seller or the Company to the Purchaser or any of its representatives pursuant to the provisions hereof or in connection with the Transactions, taken as a whole, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

        Section 3.25    Accounts Receivable.    All accounts receivable that will be reflected in the Closing Balance Sheet represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown on the Closing Balance Sheet. Subject to such reserve, each of the accounts receivable either has been collected in full or will be collected in full, without any set-off, within 90 days after the day on which it became due and payable (except for amounts retained in accordance with the terms of the underlying contracts as "retainage" or "retention" under contracts for work performed by the Company, which amounts will be collected in full, without any set-off, in accordance with the terms of the underlying contract). Notwithstanding anything to the contrary contained in this Agreement, no representation or warranty is made with respect to the Excluded Claims.

        Section 3.26    Disputed Accounts Payable.    There are no unpaid invoices or bills representing amounts alleged to be owed by the Company, or other alleged obligations of the Company, which the Company has disputed or determined to dispute or refuse to pay.

        Section 3.27    Customers and Suppliers.    There has not been any material adverse change in the business relationship of the Company with any customer who accounted for more than 10% of the Company's annual sales during the period from January 1, 2003 to the date hereof or any material supplier from whom the Company purchased goods or services during the same period. No customer has given the Company notice (oral or written) that is entitled to or intends to exercise any such right of set-off or discount.

        Section 3.28    Affiliate Transactions.    Except as set forth in Part 3.28 of the Disclosure Schedule, the Company is not subject to any Affiliate Transaction. Prior to the Closing, the Company will terminate all Affiliate Transactions, except for (x) that certain Triple Net Lease by and between EC Source, LLC and the Company for property located at 2539 W FM 2105 San Angelo, Texas (the "Texas Lease"), (y) that certain Triple Net Lease by and between EC Source, LLC and the Company for property located at 4143 E Quartz Circle, Mesa, Arizona (the "Quartz Lease") and (z) the $1,000,000 loan from Maslonka to the Company pursuant to the Installment Promissory Note, dated as of June 30, 2003, executed by the Company in favor of Maslonka (the "Maslonka Loan"), without any Liability to the Company therefor. As of the Closing, the Company will not be subject to any Affiliate Transaction, except for the Texas Lease, the Quartz Lease, the Maslonka Loan and personal guarantees by the Sellers of the Company's obligations and will not have any Liabilities or obligations to any Seller or Affiliate of the Company, other than pursuant to this Agreement, the other Documents, subrogation rights in respect of the personal guarantees referred to above, and Liabilities or obligations arising after the Closing under the Texas Lease, the Quartz Lease and the Maslonka Loan or included as current liabilities in the calculation of Estimated Net Working Capital and Cut-Off Date Net Working Capital.

        Section 3.29    Backlog.    Firm purchase orders and executed authorizations to perform work have been received by the Company in respect of all projected revenues set forth on the schedule of backlog attached as Part 3.29 of the Disclosure Schedule.

        Section 3.30    Investment Representation.    Each Seller has received and reviewed all information as he deems appropriate to enable him to evaluate the financial risk inherent in making an investment in the Dearborn Stock, has had access to officers and other representatives of InfraSource and Dearborn and has received satisfactory and complete information concerning the business and financial condition of InfraSource and Dearborn in response to all inquiries in respect thereof. Each Seller is acquiring the Dearborn Stock for investment for his own account, and not with a view to the sale or distribution of all or any part thereof in any transaction that would be in violation of the securities laws of the United States or any state. Each Seller understands that the Dearborn Stock acquired hereunder will not be registered under the Securities Act, in part based upon an exemption from registration predicated on the accuracy and completeness of his representations and warranties herein. Each Seller understands that, as a result, he will not be permitted to sell, transfer or assign any of the Dearborn Stock acquired hereunder until such shares are registered or an exemption from the registration and prospectus delivery requirements of the Act is available. Each Seller agrees that in no event will he make a disposition of any shares of Dearborn Stock or any interest therein, unless such disposition is in compliance with applicable securities laws and the Stockholders' Agreement. Each Seller does not require the assistance of an investment advisor or other purchaser representative to participate in the transactions contemplated by this Agreement; has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his or her investment in the Dearborn Stock; has the ability to protect his or her own interests in connection with this transaction; can bear the economic risks of his investment for an indefinite period of time; can afford the complete loss of his investment; and recognizes that an investment in the Dearborn Stock involves substantial risk. Each Seller is an "Accredited Investor," as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

        Section 3.31    No Material Adverse Change.    Since the Balance Sheet Date, there has not been any material adverse change in the business, properties, assets, liabilities, condition (financial or otherwise) or results of operation of the Company (a "Material Adverse Change") and no event has occurred or circumstance exists except for those that could not, individually or in the aggregate, reasonably be expected to result in such a Material Adverse Change.

ARTICLE IV

[OMITTED]

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF DEARBORN

        Dearborn represents and warrants to the Sellers that all of the statements contained in this Article V are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date). Each exception set forth in the disclosure schedule delivered by Dearborn to the Sellers and the Company (the "Dearborn Disclosure Schedule") and each other response to this Agreement set forth in the Dearborn Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section.

        Section 5.1    Organization; Legal Power; Qualification of Dearborn and Merger Sub.    Dearborn (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite corporate power and authority to execute and deliver this Agreement and the other Documents to which Dearborn is a party and perform its obligations hereunder and thereunder; and (iii) has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Documents to which Dearborn is a party. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona; (ii) has all requisite corporate power and authority to execute and deliver this Agreement and the other Documents to which Merger Sub is a party and perform its obligations hereunder and thereunder; and (iii) has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Documents to which Merger Sub is a party. InfraSource (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite corporate power and authority to execute and deliver this Agreement and the other Documents to which InfraSource is a party and perform its obligations hereunder and thereunder; and (iii) has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Documents to which InfraSource is a party.

        Section 5.2    Binding Agreement; Consents and Approvals; No Conflict, Default or Violation.

          (a)   Each of this Agreement and the other Documents to which Dearborn, InfraSource or Merger Sub, as the case may be, is a party has been duly executed and delivered by Dearborn, InfraSource or Merger Sub, as the case may be, and constitutes a legal, valid and binding obligation of Dearborn or Merger Sub, as the case may be, enforceable against Dearborn, InfraSource or Merger Sub, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (b)   Except as set forth in Part 5.2(b) of the Dearborn Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any other Document by Dearborn, InfraSource or Merger Sub, as the case may be, nor the consummation by Dearborn, InfraSource or Merger Sub, as the case may be, of any of the Transactions will, directly or indirectly (with or without notice of lapse of time):

              (i)  contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Dearborn, InfraSource or Merger Sub, as the case may be;

             (ii)  contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement to which Dearborn, InfraSource or Merger

    Sub, as the case may be, or any of the assets owned or used by Dearborn, InfraSource or Merger Sub, as the case may be, may be subject;

            (iii)  contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by Dearborn, InfraSource or Merger Sub, as the case may be, or that otherwise relates to the business of, or any of the assets owned or used by, Dearborn, InfraSource or Merger Sub, as the case may be;

            (iv)  contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Dearborn, InfraSource or Merger Sub, as the case may be, is a party; or

             (v)  result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Dearborn, InfraSource or Merger Sub, as the case may be;

  excluding from the foregoing clauses (iv) and (v) such violations, breaches or defaults which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Dearborn, InfraSource or Merger Sub, as the case may be.

          (c)   Except as set forth in Part 5.2(c) of the Dearborn Disclosure Schedule, Dearborn, InfraSource and Merger Sub are not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution, delivery or performance of this Agreement or the other Documents or the consummation of any of the Transactions.

        Section 5.3    Financial Statements.

          (a)   Part 5.3(a) of the Dearborn Disclosure Schedule sets forth complete and accurate copies of the unaudited consolidated balance sheet of Dearborn and its subsidiaries as of October 31, 2003, and the pro forma unaudited consolidated statements of operations and comprehensive income for the ten (10) months ended October 31, 2003 (all of the financial statements referred to in this Section 5.3(a) being hereinafter collectively referred to as the "Dearborn Financial Statements").

          (b)   The Dearborn Financial Statements, including the notes thereto, have been prepared from, are in accordance with and accurately reflect, the books and records of Dearborn and its subsidiaries. The Dearborn Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods presented and present fairly the financial position and results of operations of Dearborn and its subsidiaries as of the dates and for the periods referred to therein (subject to the absence of notes and normally recurring year-end audit adjustments that are not material either individually or in the aggregate). All revenue reported in the Dearborn Financial Statements is properly recorded in the accounting period to which it relates in accordance with GAAP.

        Section 5.4    Capitalization.    The authorized capital stock of Dearborn consists of 2,500,000 shares of Dearborn Common Stock. As of the date hereof, 932,599 shares of Dearborn Common Stock are issued and outstanding. 91,500 shares of Common Stock are reserved for issuance pursuant to Dearborn's 2003 Omnibus Stock Incentive Plan (the "Dearborn Plan"). Except as set forth in this Agreement and except for options issued pursuant to the Dearborn Plan, (i) there are no equity securities of Dearborn authorized, issued or outstanding, and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the unissued equity securities of Dearborn, obligating Dearborn to issue, transfer or sell or cause to be issued, transferred or sold any equity securities of, Dearborn or securities convertible into or exchangeable or exercisable for such equity securities, or obligating Dearborn to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. All outstanding shares of Dearborn Common Stock have been duly authorized, validly issued and are fully paid and nonassessable. All outstanding securities of Dearborn have been issued in compliance with state and federal securities laws. Each of OCM/GFI Power Opportunities Fund, LP and OCM Principal Opportunities Fund II, L.P. purchased 453,562 shares of Dearborn Common Stock in connection with the acquisition of the Purchaser at a price of $100 per share.

        Upon issuance of the Dearborn Stock in accordance with the terms of this Agreement, all such shares of Dearborn Stock will be duly authorized, validly issued and fully paid and nonassessable.

        Section 5.5    Brokers or Finders.    Except for Affiliates of Dearborn, whose fees will be paid and borne by Dearborn or its Affiliates, no agent, broker, investment banker, financial advisor or other unaffiliated firm or Person will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the Transactions.

        Section 5.6    Full Disclosure.    No representation or warranty by Dearborn contained in this Agreement or the other Documents and no statement contained in any document, certificate, or other writing furnished or to be furnished by or on behalf of Dearborn to any of the Sellers or any of their respective representatives pursuant to the provisions hereof or in connection with the Transactions, taken as a whole, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE VI

COVENANTS

        Section 6.1    Interim Operations of the Company.    Each Seller and the Company covenants and agrees that, after the date hereof and prior to the Closing Date, except as expressly provided in this Agreement, the Disclosure Schedule or as may be agreed in writing (including by e-mail) by the Purchaser or InfraSource:

          (a)   the business of the Company shall be conducted in the same manner as heretofore conducted and only in the ordinary course consistent with past practice, and each of the Sellers and the Company shall use its best efforts to preserve the business organization of the Company intact, keep available the services of the current officers and employees and maintain the existing relations with customers, suppliers, creditors, business partners and others having business dealings with the Company, to the end that the goodwill and ongoing business of the Company shall be unimpaired at the Closing Date;

          (b)   The Company shall not institute any new methods of purchase, sale, lease, management, accounting or operation or engage in any transaction or activity other than in the ordinary course of business consistent with past practice;

          (c)   the Company and the Sellers shall not: (i) amend the Organizational Documents of the Company, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares or other securities, equity, debt, convertible or otherwise, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares or other securities of the Company; (iv) split, combine or reclassify any shares or other securities of the Company; or (v) redeem, purchase or otherwise acquire directly or indirectly any shares or other securities of the Company;

          (d)   the Company shall not organize any subsidiary or acquire any capital stock or other equity securities, or equity or ownership interest in (or any right or option to receive any of the foregoing) the business, of any other Person;

          (e)   the Company shall not modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

          (f)    the Company shall not: (i) incur or assume any Indebtedness; (ii) repay, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by the Company; (iii) modify the terms of any Indebtedness or other liability; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (v) make any loans, advances or capital contributions to, or investments in, any other Person; (vi) enter into any material commitment or transaction; (vii) dispose of or permit to lapse any rights to any Intellectual Property; or (viii) write off as uncollectible any notes or accounts receivable;

          (g)   the Company shall not lease, license, mortgage, pledge or encumber any assets or any Real Property other than in the ordinary course of business consistent with past practice or transfer, sell or dispose of any assets or dispose of or permit to lapse any rights to any Intellectual Property;

          (h)   the Company shall not (i) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in the ordinary course of business of wages payable to employees who are not officers or directors or Affiliates of the Company) or to Persons providing management services, (ii) enter into or amend any employment, severance, consulting, termination or other agreement with, or employee benefit plan for, or make any loan or advance to, any of its officers, directors, employees, Affiliates, agents or consultants or (iii) make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

          (i)    the Company shall not (i) pay or agree to pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or Affiliate of any amount relating to unused vacation days, except to the extent the Company is unconditionally obligated to do so on the date hereof, (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, except to the extent the Company is unconditionally obligated to do so on the date hereof, or (iii) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

          (j)    the Company shall not permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without reasonable prior written notice to Purchaser;

          (k)   the Company shall not enter into any Contract relating to the purchase of assets other than in the ordinary course of business consistent with past practice;

          (l)    the Company shall not pay, repurchase, discharge or satisfy any of its Liabilities other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of Liabilities reflected or reserved against in the Financial Statements or incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

          (m)  the Company and the Sellers shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

          (n)   the Company shall not (i) fail to file, on a timely basis, including allowable extensions, with appropriate Tax Authorities all Tax Returns required to be filed by or with respect to the Company for taxable years or periods ending on or before the Closing Date or fail to remit (or cause to be remitted) any Taxes due in respect of such Tax Returns, (ii) incur any material obligation to make any payment of, or in respect of, any Tax, except in the ordinary course of business, (iii) enter into a closing agreement relating to Taxes, settle any claim, assessment or Audit relating to Taxes, make or change any Tax election or file any amended Tax Returns or make or change any accounting method relating to Taxes, (iv) change any of the accounting methods used by it unless required by GAAP, (v) agree to extend or waive any statutory period of limitation for the assessment of Tax or (vi) pay income taxes in respect of any pre-Cut-Off period;

          (o)   the Company shall not take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article VII not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of the Company, the Purchaser or the Sellers to consummate the Closing in accordance with the terms hereof or materially delay such consummation; and

          (p)   the Company shall not enter into any agreement, Contract or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

        Section 6.2    Access; Confidentiality.

          (a)   Between the date of this Agreement and the Closing, the Sellers shall cause the Company to and the Company shall (i) afford the Purchaser and its authorized representatives reasonable access to all books, records, offices, properties and other facilities of the Company, (ii) permit the Purchaser and its authorized representatives to make such inspections and to make copies of such books and records as it may reasonably require and (iii) furnish the Purchaser and its authorized representatives with such financial and operating data and other information as the Purchaser may from time to time reasonably request. The Purchaser and its authorized representatives shall conduct all such inspections in a manner that is reasonably designed to limit disruptions to the business and operations of the Company.

          (b)   Except as otherwise provided in this Agreement, the Sellers, the Purchaser and InfraSource will, and will cause their respective representatives to, keep confidential, and not use except in connection with this Agreement, the other Documents and the Transactions, all information which, prior to the date hereof, has been or, from and after the date hereof, is furnished to them by the Company or any of its representatives. The provisions of this Section 6.2(b) shall not apply to the disclosure or use of any information, documents or materials (i) which are or become generally available to the public other than as a result of disclosure by the receiving party or any Affiliate or representative of the receiving party in violation of this Section 6.2(b), (ii) required by applicable Legal Requirements to be disclosed by such party, or (iii) necessary to establish such party's rights under this Agreement or the other Documents. The agreements and undertakings of the Sellers set forth in this Section 6.2(b) shall continue until the earlier of (a) five years from the date hereof and (b) the termination of this Agreement. The agreements and undertakings of the Purchaser and InfraSource set forth in this Section 6.2(b) shall continue until the earlier of (a) five years from the date hereof and (b) the Closing.

          (c)   Except as required by applicable Legal Requirements, each party hereto shall not, and shall not permit any of their respective Affiliates or representatives to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto.

          (d)   Notwithstanding the foregoing or any other provision hereof, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions and tax analyses) that are provided to it relating to such tax treatment and tax structure beginning on the earliest of (i) the date of the public announcement of discussions relating to the Transactions, (ii) the date of public announcement of the Transactions, or (iii) the date of the execution of an agreement (with or without conditions) to enter into the Transactions, provided, however, that neither party (nor any employee, representative or other agent thereof) may pursuant to this clause disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

        Section 6.3    Efforts and Actions to Cause Closing to Occur.

          (a)   Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Dearborn, the Sellers and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the other Transactions as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, Consents, orders, licenses, Permits, qualifications, exemptions or waivers by any third party or Governmental Entity, and (ii) the preparation of any documents requested by the Purchaser in order to facilitate financing of any of the Transactions. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or Consent from any Governmental Entity or other Person required to be obtained prior to Closing.

          (b)   Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly provide the other parties with copies of any communication received by such party from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits (including environmental Permits) are required as a result of the execution of this Agreement, the other Documents or consummation of any of the Transactions, the Sellers and the Company shall use their best efforts to effect such transfers, amendments or modifications.

          (c)   The Company and the Sellers shall use their respective best efforts to obtain, prior to the Closing; (i) the Consent to the Closing and the other Transactions of each Person holding a mortgage or lien on real property or personal property owned or leased by the Company and the termination of any associated Liens; (ii) the Consent to the Closing and the other Transactions of each lessor of real or personal property leased by the Company; (iii) the Consent to the Closing and the other Transactions of the issuer of each insurance policy referred to in the Disclosure Schedule and (iv) the Consent to the Closing and the other Transactions of each other party to each Contract with the Company. All such Consents shall be in writing and executed counterparts thereof shall be delivered to the Purchaser at or prior to the Closing.

          (d)   In addition to and without limiting the agreements of the parties contained above, the Company, Dearborn and the Sellers shall (i) take promptly all actions necessary to make the filings required of them or any of their Affiliates under the HSR Act and (ii) cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by the FTC, DOJ, any state Attorney General or any other Governmental Entity.

          (e)   Notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require any party to this Agreement or any of their respective Affiliates (i) to divest or hold separate any assets or agree to limit its future activities, method or place of doing business, (ii) to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or (iii) to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of, or impose limitations on, any of the Transactions.

          (f)    The Sellers shall, and shall cause the Company to, take, at no expense to the Sellers or the Company, all reasonable action requested by the Purchaser or InfraSource, as the Purchaser or InfraSource may reasonably request for the purpose of amending the InfraSource Credit Agreement as contemplated by Section 7.2(l).

        Section 6.4    Notification of Certain Matters.

          (a)   From time to time prior to the Closing, the Sellers and the Company shall promptly supplement or amend the Disclosure Schedule with respect to any matter arising after the date hereof that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. No supplement to or amendment of the Disclosure Schedule made after the date hereof pursuant to this section or otherwise shall be deemed to cure any breach of any representation, warranty or covenant made pursuant to this Agreement.

          (b)   The Company and the Sellers shall give notice to the Purchaser promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article VI to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of any Seller or the Company or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          (c)   The Company shall deliver to the Purchaser copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to Taxes due from or with respect to the Company and (ii) any closing agreements entered into by the Company with any Taxing Authority, which come into the possession of the Company after the date hereof.

        Section 6.5    No Solicitation of Competing Transaction.    Neither the Sellers, the Company nor any Affiliate thereof shall (and the Company and the Sellers shall cause the officers, directors, employees, representatives and agents of the Company and the Sellers and each of their Affiliates, including investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any Person or group (other than the Purchaser, any of its Affiliates or representatives) concerning any Acquisition Proposal. Neither any Seller nor the Company shall enter into any agreement with respect to any Acquisition Proposal. Upon execution of this Agreement, the Sellers and the Company shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and the Sellers and the Company shall request (or if any of them has the contractual right to do so, demand) the return of all documents, analyses, financial statements, projections, descriptions and other data previously furnished to others in connection with the Sellers' efforts to sell the Company. The Company and the Sellers shall immediately notify the Purchaser of the existence of any proposal or inquiry received by the Company or the Sellers, and the Company and the Sellers shall immediately communicate to the Purchaser the terms of any proposal or inquiry which any of them may receive (and shall immediately provide to the Purchaser copies of any written materials received by the Company or the Sellers in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry.

        Section 6.6    Transfer of the Sellers' Shares.    The Company and each Seller hereby waives any and all rights it may have under all agreements between the Company and one or more of the Sellers or otherwise to object to the transfer to the Purchaser of any Shares and hereby covenants not to Consent to the transfer of any Shares to any Person other than the Purchaser.

        Section 6.7    Subsequent Actions.    If at any time after the Closing InfraSource or the Purchaser will consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable (i) to vest, perfect or confirm ownership (of record or otherwise) in InfraSource, its right, title or interest in, to or under any or all of the Shares, (ii) to vest, perfect or confirm ownership (of record or otherwise) in the Company any of its rights, properties or assets or (iii) otherwise to carry out this Agreement or any of the Transactions, the Sellers shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by InfraSource or the Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in InfraSource, the Purchaser or the Company or otherwise to carry out this Agreement, and the Purchaser shall reimburse the Sellers for their reasonable out-of-pocket costs incurred in connection therewith. In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers or directors to take, all such necessary, proper or advisable actions.

        Section 6.8    Tax Matters.

          (a)   The Sellers shall be responsible for all Tax Returns required or permitted by applicable law to be filed by the Company (or by Sellers on its behalf) with respect to periods of the Company that end on or before the Cut-Off Date (such Tax Returns, the "Pre-Cut-Off Period Tax Returns"). All such Pre-Cut-Off Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable law. If any such Pre-Cut-Off Period Tax Returns are due after the Cut-Off Date, the Sellers shall submit drafts of such returns to the Purchaser for its review at least 10 days prior to the due date (taking into account extensions thereof) of any such Tax Return, provided, however, that such drafts of any such Pre-Cut-Off Period Tax Return shall be subject to the Purchaser's review and approval, which approval shall not be unreasonably withheld or delayed. Subject to the provisos of the immediately preceding and succeeding sentences, Purchaser shall file (or cause to be filed) such Pre-Cut-Off Period Tax Returns due after the Closing Date with the appropriate Tax Authorities. The Sellers shall pay or cause to be paid all Taxes due and payable in respect of all Pre-Cut-Off Period Tax Returns; provided, however, that if any Pre-Cut-Off Period Tax Return is due after the Cut-Off Date and is to be filed (or cause to be filed) by the Purchaser, the Sellers shall pay (in immediately available funds) all Taxes due and payable in respect of such Tax Returns to the Purchaser no later than five (5) Business Days prior to the due date of such Tax Return to the extent such Taxes exceed the amount expressly taken into account as a current liability for such Taxes in the determination of Cut-Off Date Net Working Capital.

          (b)   The Purchaser and the Company shall be responsible for all Tax Returns required to be filed by the Company with respect to Straddle Periods and periods that begin after the Cut-Off Date. The Purchaser shall notify Maslonka of the Purchaser's calculation of the Sellers' share of the Taxes of the Company for any such Straddle Periods (determined in accordance with this Section 6.8(b)). No later than five (5) days prior to the filing of such Tax Return, the Sellers shall pay the Purchaser in immediately available funds the amount, as calculated by Purchaser, of the Sellers' share of the Tax liability for the Pre-Cut-Off Straddle Period determined under this Section 6.8(b) to the extent such Taxes exceed the amount expressly taken into account as a current liability for such Taxes in the determination of Cut-Off Date Net Working Capital. Subject to the preceding sentence, the Purchaser shall pay or cause to be paid all Taxes due and payable in respect of all such Straddle Period Tax Returns.

          For purposes of this Section 6.8(b), in order to apportion appropriately any Taxes relating to a Straddle Period, the parties hereto shall, to the extent permitted under applicable law, elect with the relevant Tax authority to treat for all Tax purposes the Cut-Off Date as the last day of the taxable year or period of the Company. In any case where applicable Law does not permit the Company to treat the Cut-Off Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on and including the Cut-Off Date (the "Pre-Cut-Off Straddle Period") shall be: (A) in the case of Taxes that are imposed on a periodic basis (and not based on invoices, receipts, sales or payments), deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Cut-Off Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (B) in the case of Taxes not described in (i) (such as taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), deemed equal to the amount that would be payable if the taxable year or period ended and the books closed at the close of the Cut-Off Date.

          (c)   After the Closing Date, each of the Purchaser and the Company, on the one hand, and the Sellers, on the other, shall (i) provide, or cause to be provided, to each other's respective subsidiaries, officers, employees, representatives and Affiliates, such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return or any Audit of the Company in respect of which Purchaser, the Company or the Sellers, as the case may be, is responsible pursuant to Section 6.8(a) or (b) hereof, (ii) retain, or cause to be retained, for so long as any such Taxable years or Audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or Audits, and (iii) compensate the other party for all reasonable costs incurred by such other party in connection with providing any assistance requested pursuant to (i). The assistance provided for in this Section 6.8(c) shall include without limitation each of the Purchaser, the Company and the Sellers (x) making their agents and employees and the agents and employees of their respective subsidiaries and Affiliates available to each other on a mutually convenient basis to provide such assistance as might reasonably be expected to be of use in connection with any such Tax Returns or Audits and (y) providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such Tax Returns or Audits, including without limitation records, returns, schedules, documents, work papers, opinions, letters or memoranda, or other relevant materials relating thereto.

          (d)   Each of the Purchaser and the Company and the Sellers, shall promptly inform, keep regularly apprised of the progress with respect to, and notify the other party in writing after the receipt of any notice of any Audit in respect of any Tax Return for which it was responsible hereunder which could affect the Tax liability of such other party for any taxable year. Following the Closing, to the extent the Sellers would be adversely affected, neither the Company nor the Purchaser shall amend, without the consent of Maslonka, which consent shall not be unreasonably withheld or delayed, a Pre-Cut-Off Period Tax Return or a Tax Return for a Straddle Period.

          (e)   Sellers shall cause all Tax sharing agreements, Tax indemnification agreements or similar contracts or arrangements with respect to or involving the Company to be terminated as of the Closing and, after the Closing, the Company shall not have any further obligations under any such agreement.

          (f)    If Maslonka notifies the Purchaser in writing that the Company is entitled to receive a refund in respect of income taxes actually paid for either the tax year of the Company ending on December 31, 2002 or the tax year of the Company ending on December 31, 2003, in each case, by either the Company prior to the Cut-Off Date or the Sellers on behalf of the Company (the "Refunds"), the Company after receipt of such notice by the Purchaser shall apply for such refund at the expense of the Sellers unless doing so will unduly prejudice or cause undue hardship to the Company (as determined in the reasonable discretion of the Company). If and to the extent the Company actually receives the Refunds, it shall repay the Refunds so received to the Sellers in accordance with Section 11.4, net of all expenses of Company; provided that the Sellers, upon the request of the Company or the Purchaser, shall promptly return the Refunds (plus penalties, interest or other charges) to the Company in the event the Company is required to repay such Refunds. The Company, shall have full control over computations (which shall be carried out in a reasonable manner) relating to the amount of the Refunds and any payment to the Sellers relating thereto.

        Section 6.9    WARN Act Requirements.    The Company and the Sellers shall not, at any time 90 days before the Closing Date, without complying fully with the notice and other requirements of the WARN Act, effectuate (1) a "plant closing" as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment of the Company; or (2) a "mass layoff" as defined in the WARN Act affecting any site of employment of the Company; or any similar action under applicable state or foreign law requiring notice to employees in the event of a plant closing or layoff. In addition, the Sellers hereby agree to indemnify the Purchaser and to defend and hold the Purchaser harmless from and against any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) which the Purchaser may incur in connection with any suit or claim of violation brought against the Purchaser under the WARN Act or any similar state or foreign law, which relates to actions taken by the Company or the Sellers, or each of them, with regard to any site of employment or one or more facilities or operating units within any site of employment of the Company affected by the Agreement.

        Section 6.10    Options.    The Company shall terminate all Options and all option plans and agreements such that on the Closing Date, no Person will have any rights pursuant to any Option and the Company shall not have any obligations or Liabilities in respect thereof.

        Section 6.11    Preferred Stock.    In accordance with the Organizational Documents of the Company, Tilford hereby requests that, effective immediately prior to but contingent upon the Closing, all shares of Preferred Stock be converted into 18,132 shares of Common Stock.

        Section 6.12    Assignment of Excluded Claims.    In the event that all Excluded Claims are not finally settled at least two (2) Business Days prior to the Closing Date, the Company shall, prior to the Closing Date, assign all of its right, title and interest in and to the Excluded Claims to an entity owned by the Sellers in the same proportions as their ownership of the Company (the "Transferee") pursuant to a quitclaim assignment satisfactory to Dearborn (the "Assignment"). The parties hereto agree that the value of the Excluded Claims is equal to the aggregate amount of $1,0000,000 and for Tax purposes the parties hereto shall not take any position inconsistent with such valuation. The Company shall deduct and withhold from any cash amounts otherwise payable to the Sellers pursuant to this Agreement any amounts required to be deducted and withheld with respect to the Assignment under the Code or any applicable provision of state or local Tax Law and pay over such amounts to the applicable taxing authorities. To the extent that amounts are so withheld and paid over to the applicable taxing authorities, such amounts shall be treated for all purposes as having been paid to the Sellers in respect of whose consideration such withholding was made. The Assignment is in respect of the stock of the Company owned by the Sellers.

        Section 6.13    Collection of Excluded Claims.    No Seller shall, and the Sellers shall cause the Transferee and its representatives and agents to not take any actions in connection with the pursuit of collection of the Excluded Claims that would reasonably be expected to materially and adversely affect Dearborn's, InfraSource's or the Company's relationships with any actual or potential customer or supplier.

        Section 6.14    Path 15 Contract.    Until such time as the Sellers no longer have liability pursuant to the GIA and the entire portion of the Holdback Amount to which Maslonka and Tilford are entitled in accordance with the terms of this Agreement is released, Dearborn shall cause the Company to perform under the Path 15 Contract in a manner consistent in all material respects with the performance of the Company prior to Closing.

        Section 6.15    Closing Date Debt.    At the Effective Time, Dearborn shall cause the Closing Date Debt (except for the Maslonka Loan) indicated in the schedule of Closing Date Debt delivered pursuant to Section 2.1(l) hereof (the "CDD Schedule") to be repaid to the Persons and in the amounts indicated on the CDD Schedule.

        Section 6.16    GIA.    Subject to the prior rights of Travelers Casualty and Surety Company of America ("Travelers"), its affiliated companies, successors, assigns, partners and subsidiaries, whether in existence now or formed hereafter, pursuant to that certain General Agreement of Indemnity (the "GIA"), dated as of June 24, 2003, among Travelers, the Company, Maslonka and the other parties thereto, should the (x) Western Area Power Administration declare the Company to be in material default of one or more material obligations under the Path 15 Contract or (y) Travelers (i) declare the Company to be in Default (as defined in the GIA) under the GIA or (ii) make a claim against any of the Sellers for deposit, reimbursement or indemnification pursuant to the GIA, in any case, while any Seller has liability pursuant to the GIA then, during the continuation of such material default or prior to the satisfaction of such claim, Maslonka shall have the right on behalf of the Company to coordinate and direct the Company's efforts to complete work under the Path 15 Contract in accordance with its terms, including by directing the Company's utilization of its personnel, equipment, tools, machinery, vehicles, materials, office equipment and supplies at the work site or elsewhere that were dedicated to performing under the Path 15 Contract as of the date hereof.

        Section 6.17    Time Deposit.    On or prior to the 180th day after the Closing Date, InfraSource shall pay to the Sellers in accordance with Section 11.4 an aggregate amount equal to the amount the Company has on deposit with Compass Bank in Time Deposit No. 1003284251 as of the Closing Date. The Company shall deduct and withhold from any cash amounts otherwise payable to the Sellers pursuant to this Agreement any amounts required to be deducted and withheld with respect to the payment pursuant to this Section 6.17 under the Code or any applicable provision of state or local Tax Law and pay over such amounts to the applicable taxing authorities. To the extent that amounts are so withheld and paid over to the applicable taxing authorities, such amounts shall be treated for all purposes as having been paid to the Sellers in respect of whose consideration such withholding was made. The payment pursuant to this Section 6.17 is in respect of the stock of the Company owned by the Sellers.

        Section 6.18    Registration Rights.    Dearborn shall enter into a registration rights agreement with the OCM/GFI Power Opportunities Fund, L.P., the OCM Principal Opportunities Fund II, L.P. (together, the "Funds") and the Sellers, pursuant to which the Sellers will be granted registration rights to include the shares of Dearborn Common Stock acquired pursuant to this Agreement in public offerings on the same terms as the Funds; provided, that, the Sellers will not have the right to sell shares in Dearborn's initial public offering and the Sellers will not be granted demand registration rights.

        Section 6.19    By-Law Provision    Maslonka shall cause the stockholders agreement in Section 2.11 of the Company's by-laws to terminate on or prior to the Closing Date.

        Section 6.20    Post-Cut-Off Date Operations.    Except as may be agreed in writing (including by e-mail) by the Purchaser or InfraSource, from the Cut-Off Date through the Closing Date the Company shall not satisfy any Liabilities other than (i) trade debt in the ordinary course of business consistent with past practice and (ii) Liabilities to the extent included in the calculation of Estimated Net Working Capital and Cut-Off Date Net Working Capital; provided, that the Company shall not pay or discharge any Indebtedness.

ARTICLE VII

CONDITIONS

        Section 7.1    Conditions to Each Party's Obligation to Effect the Closing.    The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a)    Statutes; Court Orders.    No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Transactions; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Transactions;

          (b)    No Proceedings.    Since the date of this Agreement, there shall not have been commenced or threatened against the Purchaser, the Company or any Seller, or against any Person affiliated with the Purchaser, the Company or any Seller, any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions; and

          (c)    HSR Approval.    The waiting period applicable to the Transactions under the HSR Act shall have terminated or shall have expired.

        Section 7.2    Conditions to Obligations of the Purchaser to Effect the Closing.    The obligations of the Purchaser to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

          (a)    Representations and Warranties.    All of the representations and warranties of each Seller set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and each representation or warranty that is not so qualified shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date;

          (b)    Sellers' and the Company's Performance.    All of the covenants and obligations that the Sellers and the Company are required to perform or comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects;

          (c)    No Claim Regarding Equity Ownership or Sale Proceeds.    There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire (whether pursuant to the terms of any convertible security or otherwise) or to obtain beneficial ownership of, any Company Stock, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the purchase price payable for the Shares;

          (d)    Opinion; Compliance Certificates.    The Sellers and the Company shall have delivered to the Purchaser at the Closing an opinion of Lewis and Roca LLP, counsel to Maslonka and the Company, dated the Closing Date, addressing the topics set forth on Exhibit E attached hereto and otherwise in form and substance reasonably satisfactory to Dearborn. Each Seller and the Company shall have delivered to the Purchaser at the Closing a certificate signed by such Seller or a duly authorized officer of the Company, as the case may be, dated the Closing Date, confirming the matters set forth in Sections 7.2(a), (b), (e), (f) and (h);

          (e)    Consents, Governmental Authorizations Obtained.    Consent from the Western Area Power Administration pursuant to the Path 15 Contract, from BPA pursuant to the BPA Contract and all material Consents of any Person necessary to the consummation of the Closing and the other Transactions, including without limitations Consents from parties to loans, Contracts (including without limitation those set forth in Part 3.14 and Part 3.15 of the Disclosure Schedule), Leases (including without limitation those set forth in Part 3.12 of the Disclosure Schedule) or other agreements and Consents from any Governmental Entity shall have been obtained without any modification of the rights or obligations of the Company under such underlying loans, Contracts, Leases, Governmental Authorizations or other agreements, and a copy of each such Consent shall have been provided to the Purchaser at or prior to the Closing;

          (f)    Material Adverse Change.    Since the date of this Agreement, there shall not have been any Material Adverse Change and no event shall have occurred or circumstance exists except for those that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change;

          (g)    Termination of Certain Plans.    Upon the Purchaser's request, the Sellers or the Company shall prior to the Closing terminate any Plan requested by the Purchaser, in accordance with the terms of such Plan and any applicable law;

          (h)    Options.    No Person shall have any rights in respect of, and the Company shall have no obligations or Liabilities with respect to the Options, all of which shall have been terminated;

          (i)    Ancillary Agreements.    Each of Maslonka, Michael Maslonka, Mark, Jon, Campbell and Gabbard shall have duly executed and delivered to the Purchaser a Non-Competition Agreement. Each of the Sellers shall have executed and delivered to Dearborn the Stockholders' Agreement;

          (j)    Resignations.    The Purchaser shall have received written resignations from each member of the Board of Directors of the Company effective as of the Closing;

          (k)    Performance Bonds.    InfraSource shall have received a binding commitment from a reputable surety to provide performance bonds for future work to be performed by the Company in an amount equal to the Company's aggregate bonds in place as of the Closing Date on commercially reasonable terms;

          (l)    Amendment and Waiver to InfraSource Credit Agreement.    The Credit Agreement, dated as of September 24, 2003, by and among Dearborn, InfraSource, the Several Lenders from Time to Time Parties Thereto, LaSalle Bank National Association, as Syndication Agent, and Barclays Bank PLC, as Administrative Agent (the "InfraSource Credit Agreement"), shall have been amended to include and provide for the Company as a subsidiary of InfraSource thereunder, and any necessary waivers thereunder to permit the consummation of the Transactions shall have been granted;

          (m)    Insurance.    The Company's insurance policies due for renewal prior to the Closing shall have been extended or renewed on terms reasonably acceptable to Dearborn;

          (n)    Leased Real Property.    That certain Triple Net Lease by and between EC Source, LLC and the Company for property located at 6645 E Redmont Dr. #9, Mesa, Arizona (the "Redmont Lease") shall have been terminated, and the Company shall have no obligations or Liabilities with respect thereto; and

          (o)    Safety Due Diligence.    The Purchaser shall have completed its due diligence review of the Company's safety policies, procedures and record and shall be satisfied with such items and the results of such review in the Purchaser's sole and absolute discretion.

        Section 7.3    Conditions to Obligations of the Sellers to Effect the Closing.    The obligations of the Sellers to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

          (a)    Representations and Warranties.    All of the representations and warranties of the Purchaser set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and each representation or warranty that is not so qualified shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date;

          (b)    Purchasers' Performance.    All of the covenants and obligations that the Purchaser is required to perform or comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects;

          (c)    Consents Obtained.    All material Consents of any Person necessary to the consummation by the Purchaser of the Closing and the other Transactions, including Consents from parties to loans, contracts, leases or other agreements and Consents from any Governmental Entity, shall have been obtained;

          (d)    Opinion; Compliance Certificate.    The Purchaser shall have delivered to the Sellers at the Closing an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Dearborn, dated the closing date, addressing the topics set forth on Exhibit F attached hereto and otherwise in form and substance reasonably satisfactory to Maslonka. The Purchaser shall have delivered to the Sellers at the Closing a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, confirming the matters set forth in Sections 7.3(a), (b), (c) and (e); and

          (e)    Material Adverse Change.    Since the date of this Agreement, there shall not have been any material adverse change in the business, properties, assets, liabilities, condition (financial or otherwise) or results of operation of Dearborn and no event shall have occurred or circumstances exist except for those that could not, individually or in the aggregate, reasonably be expected to result in any such material adverse change; provided, that under no circumstances shall the terms of, abandonment of, or failure to undertake a public offering of Dearborn Common Stock be considered in determining whether this condition has been satisfied.

ARTICLE VIII

TERMINATION

        Section 8.1    Termination.    This Agreement may be terminated at any time prior to the Closing Date as follows:

          (a)   by the Purchaser if a material breach of any provision of this Agreement has been committed by any Seller or the Company and such breach has not been waived; and by Maslonka if a material breach of any provision of this Agreement has been committed by the Purchaser and such breach has not been waived;

          (b)   (i) by the Purchaser if any of the conditions in Section 7.1 or 7.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition on or before the Closing Date or (ii) by Maslonka if any of the conditions in Section 7.1 or 7.3 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of any Seller to comply with its obligations under this Agreement) and Maslonka has not waived such condition on or before the Closing Date;

          (c)   by mutual consent of the Purchaser and Maslonka; or

          (d)   by either the Purchaser or Maslonka if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 28, 2004 or such later date as the parties may agree upon.

        Section 8.2    Effect of Termination.    In the event of the termination of this Agreement as provided under Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or obligation thereafter on the part of the Purchaser or the Sellers except as set forth in Section 11.1; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE IX

INDEMNIFICATION

        Section 9.1    Survival of Representations and Warranties.    All representations and warranties in this Agreement, the other Documents and any other certificate or document delivered pursuant to this Agreement will survive until the second anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 3.1 through 3.5, inclusive, and Sections 3.11, 3.13, 3.18, 3.19, 3.21 and 3.22(g) and (h) (collectively, the "Fundamental Representations and Warranties"), shall survive until the later of the fifth anniversary of the Closing and 60 days following the expiration of the applicable statutory period of limitations (including any tolling or extension thereof) with respect to the matter that is the subject of the applicable representation or warranty. All covenants and agreements in this Agreement shall survive the Closing in perpetuity and remain in full force and effect. The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants, or obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

        Section 9.2    Indemnification and Payment of Damages by the Sellers.    Subject to the limitations set forth in Section 9.4, the Sellers will jointly and severally indemnify and hold harmless the Purchaser and its officers, directors, employees, agents and Affiliates (including the Company) for, and will pay to such indemnified persons the amount of, without duplication, any loss, liability, Taxes, damage, consequential damage (excluding special, punitive, exemplary or speculative damages except to the extent such damages are paid in respect of third party claims) or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

          (a)   any breach of any representation or warranty made by the Sellers or the Company in this Agreement or the other Documents, or in any certificate or document delivered by the Sellers or the Company pursuant to this Agreement or the other Documents that confirms or otherwise relates to such representations or warranties;

          (b)   any breach by any Seller or the Company of any covenant or obligation of such Seller or the Company in this Agreement or the other Documents;

          (c)   any Pre-Cut-Off Liability, but only to the extent the Damages in respect of such Pre-Cut-Off Liability exceed the amount accrued for such specific Pre-Cut-Off Liability on the Final Balance Sheet;

          (d)   notwithstanding any matter listed on the Disclosure Schedule, any pollution or threat to human health or the environment that is related in any way to Sellers' or any other owner's or operator's past or present management, use, control, ownership or operation of the Company or the Real Property, including, without limitation, all on-site and off-site activities involving Materials of Environmental Concern, and that occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, and any Environmental Claim against any Person whose liability for such Environmental Claim any Seller, the Company has assumed or retained either contractually or by operation of law; and

          (e)   notwithstanding any matter listed on the Disclosure Schedule, any and all liabilities to the extent not expressly stated and taken into account as a current liability in the determination of Cut-Off Date Net Working Capital with respect to (A) Taxes imposed on the Company for any Pre-Cut-Off Period and any Pre-Cut-Off Straddle Period, (B) a breach of any representation or warranty contained in Section 3.19 of this Agreement or any covenants of the Company or the Sellers relating to Taxes set forth herein, (C) all Taxes of a Person other than the Company that are imposed on the Company under section 1.1502-6 of the Treasury Regulations (and corresponding provisions of state, local or foreign Law) as a result of being a member of any federal, state, local or foreign consolidated, unitary, combined or similar group for any taxable period ending on or before, or that includes, the Closing Date, and (D) all Taxes relating to or attributable to the transactions contemplated by this Agreement including but not limited to any Transfer Taxes.

        Section 9.3    Indemnification and Payment of Damages by the Purchaser.    Subject to the limitations set forth in Section 9.4, the Purchaser will indemnify and hold harmless the Sellers and their officers, directors, employees, agents and Affiliates for, and will pay to such indemnified persons the amount of, any Damages, arising, directly or indirectly, from or in connection with:

          (a)   any breach of any representation or warranty made by the Purchaser in this Agreement or the other Documents, or in any certificate or document delivered by the Purchaser pursuant to this Agreement or the other Documents that confirms or otherwise relates to such representations or warranties;

          (b)   any breach by the Purchaser of any covenant or obligation of the Purchaser in this Agreement or the other Documents;

          (c)   any claim against or payment made by a Seller pursuant to a personal guarantee or indemnification obligation (i) made or incurred by such Seller to a surety company in connection with a performance bond issued to the Company prior to the Closing or (ii) made or incurred by such Seller to a lessor of personal property to the Company in connection with a lease of personal property to the Company prior to the Closing, but in each case only to the extent that such payment is not made in respect of a Pre-Cut-Off Liability (unless the Sellers have satisfied their indemnification obligations pursuant to this Agreement in respect of such Pre-Cut-Off Liability).

        Section 9.4    Limitations.

          (a)   Except for indemnification claims against the Sellers pursuant to Sections 9.2(c), (d) and (e), the Sellers will have no liability for indemnification until the total of all Damages for which the Sellers are liable exceeds $250,000 (the "Minimum Threshold"). Once the Minimum Threshold has been exceeded, the Sellers shall be liable for all Damages, including the first $250,000. The Purchaser will have no liability for indemnification until total of all Damages for which the Purchaser is liable exceeds the Minimum Threshold after which the Purchaser shall be liable for all Damages, including the first $250,000.

          (b)   The aggregate amount of Damages payable by the Sellers in respect of the Business Representations and Warranties shall not exceed $13,750,000. The aggregate amount of Damages payable by the Sellers shall not exceed the Purchase Price. The aggregate amount of Damages payable by the Purchaser shall not exceed $13,750,000; provided, that this limitation shall not apply in respect of Section 9.3(c).

          (c)   Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit any remedy of the Purchaser or Sellers at law or in equity for fraud or in which the Purchaser or Sellers may seek specific performance or other equitable relief.

          (d)   Notwithstanding anything in this Agreement to the contrary, no Seller shall be liable to Dearborn or the Company in connection with the Transactions for any amount in excess of the actual Merger Payment received by such Seller.

          (e)   The parties acknowledge and agree that the provisions of Section 1.9, this Article 9 and the provisions of Section 1.7 regarding the application of the Holdback Amount shall constitute the exclusive remedies of the parties with respect to the Transactions regarding any claim for Damages. Nothing in this paragraph shall preclude an action by any party for equitable remedies.

          (f)    The amount of any Damages for which indemnification is provided under this Article IX shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Damages.

          (g)   The amount of any Damages for which indemnification is provided under this Article IX shall be net of any Tax Benefit with respect to such Damages. The reduction in the Indemnifying Party's liability under this Agreement to provide indemnification for any Tax Benefit actually realized shall be effected by a payment of such Tax Benefit by the Indemnified Party to the Indemnifying Party on the date that the Tax Group of which the Indemnified Party is a member or the Indemnified Party, as the case may be, files the Tax Return on which such Tax Benefit is actually realized.

          (h)   Notwithstanding anything in this Agreement to the contrary, no Seller shall be liable to any Indemnified Party for Damages arising, directly or indirectly, from or in connection with (a) the terms of, abandonment of, or failure to undertake a public offering of Dearborn Common Stock or (b) violation of federal, state or foreign laws applicable to a public offering of Dearborn Common Stock to the extent that such violation was the result of a representation or warranty in this Agreement that was true and correct as of the Closing Date.

        Section 9.5    Procedure for Indemnification—Third Party Claims.    Promptly after receipt by an indemnified party under Section 9.2 or Section 9.3 (an "Indemnified Party") of notice of commencement of any third-party claim that may give rise to an indemnification obligation under this Article IX, such Indemnified Party will give notice to each party against whom indemnity may be sought (an "Indemnifying Party") in writing of the commencement of such claim together with the estimated amount of such claim (if known), and the Indemnifying Party or Parties shall have the right to assume the defense (at the Indemnifying Party or Parties' expense) of any such claim through counsel of the Indemnifying Party's or Parties' own choosing by so notifying the Indemnified Party within 30 days of the first receipt by any Indemnifying Party of such notice from the Indemnified Party; provided, however, that any such counsel shall be reasonably satisfactory to the Indemnified Party. Failure to give notice of commencement of a claim shall not affect the indemnification obligations hereunder except to the extent of actual and material prejudice determined by a final judgment of a court of competent jurisdiction no longer subject to review or appeal. Each Indemnified Party shall have the right to employ separate counsel in such claim and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of each Indemnified Party unless: (i) the Indemnifying Party has agreed to pay such expenses; or (ii) the Indemnifying Party has failed promptly to assume the defense and employ counsel reasonably satisfactory to such Indemnified Party; or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include any Indemnified Party and the Indemnifying Party or an Affiliate of the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that either (x) there may be one or more legal defenses available to it which are different from or in addition to those available to the Indemnifying Party or such Affiliate or (y) a conflict of interest may exist if such counsel represents such Indemnified Party and the Indemnifying Party or its Affiliate; provided, that, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel in the circumstances described in clause (i), (ii) or (iii) above, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the fees and expenses of more than one such firm of separate counsel (in addition to any local counsel), which counsel shall be designated by such Indemnified Party. With respect to any Tax Claim that involves any Straddle Period, the Purchaser shall control the conduct of any such Tax Claim, through counsel of the Purchaser's own choosing and the Purchaser shall have all rights to settle, compromise and/or concede such Tax Claim. Without the consent of the Indemnified Party, the Indemnifying Party or Parties shall not consent to, and the Indemnified Party shall not be required to agree to, the entry of any judgment or enter into any settlement unless such judgment or settlement (i) includes as an unconditional term thereof the giving of a release from all Liability with respect to such claim by each claimant or plaintiff to each Indemnified Party that is the subject of such third-party claim, (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of an Indemnified Party and (iii) in the case of any Tax Claim, such judgment or settlement does not and will not, in the reasonable determination of the Purchaser, give rise or result in an increase in any Tax liability of the Purchaser, the Company, or any of their Affiliates. If notice is given to an Indemnifying Party of the commencement of a claim and the Indemnifying Party does not, within 30 days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such claim, the Indemnifying Party will be bound by any determination made in such claim or any compromise or settlement effected by the Indemnified Party.

        Section 9.6    Establishment and Contesting of Indemnification Liability.    To be effective, any claim for indemnification by an Indemnified Party must be made by a written notice (a "Notice of Claim") to the Indemnifying Party or Parties, given in accordance with the provisions of Section 11.3 hereof. Furthermore, any claim for indemnification must be made by no later than the expiration of the applicable periods set forth in Section 9.1 above, if any, and if an Indemnified Party has made such a claim prior to the expiration of the applicable period set forth in Section 9.1 above, if any, then, subject to the limitations set forth in Section 9.4 above, the Indemnified Party shall be entitled to recover the full amount of its Damages even if that amount is not finally determined until after such expiration. Upon receipt of a Notice of Claim, the Indemnifying Party or Parties shall have twenty (20) Business Days to contest their indemnification obligation with respect to such claim, or the amount thereof, by written notice to the Indemnified Party (a "Contest Notice"). Such Contest Notice shall specify the reasons or bases for the objection of the Indemnifying Party or Parties to the claim. If no such Contest Notice is given within such twenty (20) Business Day period, the obligation of the Indemnifying Party or Parties to pay the amount of the Damages incurred by the Indemnified Party in connection with the claim shall be deemed established and accepted by the Indemnifying Party or Parties. If, on the other hand, the Indemnifying Party or Parties contest a Notice of Claim within such twenty (20) Business Day period, the Indemnified Party and the Indemnifying Party or Parties shall thereafter for at least ten (10) Business Days attempt in good faith to resolve their dispute by mutual agreement. Upon final determination of the amount of the Damages that is the subject of an indemnification claim (whether such determination is the result of the Indemnifying Party's or Parties' acceptance of, or failure to contest, a Notice of Claim, or a resolution of any dispute with respect thereto by agreement of the parties or otherwise), the Indemnifying Party or Parties shall be obligated to pay the amount of Damages to the Indemnified Party within two (2) Business Days of such final determination of the amount of the Damages due by the Indemnifying Party or Parties.

        Section 9.7    Tax Effect of Indemnification Payments.    All indemnity payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Merger Payment.

        Section 9.8    Right To Set-Off.    Upon notice to the Sellers specifying in reasonable detail the basis for such set-off, the Purchaser may elect to set-off any amounts to which it may be entitled under this Agreement against the Aggregate Holdback Amount. Purchaser's sole remedy for the failure of the Company to meet the Aggregate Gross Margin under the Path 15 Contract shall be the forfeiture of the Holdback Amount in accordance with Section 1.7(b). Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit the Purchaser in any manner in the enforcement of any other remedies that may be available to it.

        Section 9.9    Payment; Dearborn Stock.    Within ten (10) Business Days after the final determination of the amount of Damages that is the subject of an indemnification claim against the Sellers (whether such determination is the result of the Indemnifying Party's or Parties' acceptance of, or failure to contest, a Notice of Claim, or a resolution of any dispute with respect thereto by agreement of the parties or otherwise), and within ten (10) Business Days prior to each Holdback Payment Date, Dearborn shall submit to Maslonka its good faith estimate of the fair market value of a share of Dearborn Common Stock as of such date. Within ten (10) Business Days of receipt of such notice, Maslonka shall submit to Dearborn Maslonka's irrevocable election as to whether the indemnity payment shall be made in cash or shares of Dearborn Common Stock or a specified combination thereof, or what combination of cash and shares of Dearborn Common Stock shall be withheld from a Holdback Payment pending resolution of the pending claim (which election shall also apply to the ultimately determined indemnification claim). If such election is not timely received by Dearborn, Dearborn may determine in its sole discretion whether the indemnity claim shall be satisfied, and whether the Holdback Amount retained on a Holdback Payment Date shall be, in cash or shares of Dearborn Common Stock at the valuation specified in its notice, or a combination thereof. If Maslonka disagrees in good faith with Dearborn's determination of the fair market value of Dearborn Common Stock but has elected to satisfy the obligation to make the indemnity payment with shares of Dearborn Common Stock, Dearborn and Maslonka shall engage the Independent Firm to make such determination, and any fees, costs and expenses of the Independent Firm in connection therewith, or otherwise associated with determining the fair market value of the Dearborn Common Stock, shall be borne by the Indemnifying Party, and the determination of the Independent Firm shall be binding.

        Section 9.10    No Right of Contribution.    The Sellers acknowledge and agree that, upon and after the Closing, the Company shall not have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make any Indemnified Party whole for or on account of any claim for indemnification pursuant to Section 9.2 or any untruth, inaccuracy or incorrectness of, or other breach of, any representation or warranty or the nonfulfillment, nonperformance, nonobservance or other breach or violation of, or default under, any covenant or agreement made by the Sellers or the Company in this Agreement, and no Seller shall have any right of contribution against the Company in respect of such matters.

ARTICLE X

DEFINITIONS AND INTERPRETATION

        Section 10.1    Definitions.    For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

          "Adjustment Amount" shall mean the result obtained by subtracting the Estimated Net Working Capital from the Cut-Off Date Net Working Capital.

          "Adjustment Amount Calculation" shall have the meaning set forth in Section 1.9.

          "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

          "Affiliate Transactions" shall mean any Contract or other arrangement between or among the Company on the one hand, and any of the Sellers, or employees or directors of the Company and/or any Affiliate of any of them, on the other hand.

          "Aggregate Gross Margin" shall mean earned revenues (less the aggregate amount of any liquidated damages, set-offs, receivables not paid, and other claims under the contract for the specific project) from a specific project, plus the amount of any indemnification payments pursuant to Section 3.25 with respect to receivables under the contract for the specific project, less the following identifiable project costs: direct labor costs, direct labor burden costs, direct material costs, direct subcontract costs, direct equipment utilization costs and other direct identifiable project costs, as determined by the Company in a manner consistent with its past and current job costing practices.

          "Agreement" or "this Agreement" shall mean this Stock Purchase Agreement, together with the Exhibits and Appendices hereto and the Disclosure Schedule.

          "Applicable Contract" shall mean any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or Liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

          "Applicable Interest Rate" shall be eight percent (8%) per annum.

          "Associate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

          "Audit" shall mean any audit, investigation, assessment of Taxes, other examination or proceeding by any Tax Authority, or any administrative or judicial proceeding or appeal of such proceeding relating to Taxes.

          "Balance Sheet" shall have the meaning set forth in Section 3.6(a).

          "Balance Sheet Date" shall have the meaning set forth in Section 3.6(a).

          "BPA Contract" shall mean the Contract for the Construction of the Schultz-Hanford Area Project, dated as of January 8, 2004, by and between the Company and the U.S. Department of Energy-Bonneville Power Administration.

          "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, New York are authorized or required by law or executive order to remain closed.

          "Business Representations and Warranties" shall mean all representations and warranties in Article III other than the Fundamental Representations and Warranties.

          "Closing" shall mean the closing referred to in Section 1.2.

          "Closing Date" shall mean the date on which the Closing occurs.

          "Cut-Off Date Balance Sheet" shall have the meaning set forth in Section 1.9(a).

          "Closing Date Debt" means (i) the aggregate amount of Indebtedness of the Company (including any current portion) outstanding immediately prior to the Effective Time plus (ii) all accrued and unpaid interest thereon plus (iii) the aggregate amount of premiums, prepayment penalties, make wholes or similar amounts payable in connection with the payment or redemption of such Indebtedness, including any fees and expenses incurred in connection therewith.

          "Cut-Off Date Net Working Capital" shall mean the Net Working Capital of the Company as of the Cut-Off Date as determined pursuant to Section 1.9(a).

          "COBRA" shall have the meaning set forth in Section 3.18(c).

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Common Stock" shall mean the common stock of the Company, $1.00 par value per share.

          "Company" shall have the meaning set forth in the preamble.

          "Company Intellectual Property" shall mean all Intellectual Property that is purported to be owned by the company, or is currently used by the Company or held for use for the Company in connection with the business of the Company as presently conducted or as currently proposed to be conducted.

          "Company Stock" shall mean the Common Stock and the Preferred Stock.

          "Consent" shall mean any approval, consent, ratification, waiver or other authorization.

          "Contest Notice" shall have the meaning set forth in Section 9.6.

          "Contract" shall mean any agreement, contract, insurance policy, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

          "Copyrights" shall mean U.S. and foreign copyrights (including those in computer software and databases), and all registrations and applications to register the same.

          "Cut-Off Date" means January 15, 2004.

          "Damages" shall have the meaning set forth in Section 9.2.

          "Disclosure Schedule" shall mean the disclosure schedule of even date herewith prepared and signed by the Sellers and delivered to the Purchaser simultaneously with the execution hereof.

          "Documents" shall mean the Disclosure Schedules and any documents, agreements or certificates required to be executed and delivered by the Company or any Seller hereby or contemplated by the Transactions.

          "Encumbrances" shall mean any and all liens, charges, security interests, options, tenancies or rights of possession of third parties, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

          "Environmental Claim" shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          "Environmental Law" shall mean each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

          "Estimated Net Working Capital" shall have the meaning set forth in Section 1.8(b).

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

          "Excluded Claims" shall mean (i) the claim to payment from American Electric Power ("AEP") in the amount of $966,702.43, which amount has been written off the books of the Company, (ii) a claim against AEP under its Contract No. 583734X103 for work performed by the

  Company in excess of the contracted requirements and (iii) a claim against the Federal Bureau of Reclamation regarding the Company's Job No. 98004 with respect to work performed in Farmington, New Mexico.

          "Final Balance Sheet" shall mean the Closing Balance Sheet adjusted to reflect the Adjustment Amount.

          "Financial Statements" shall have the meaning set forth in Section 3.6(a).

          "Fundamental Representations and Warranties" shall have the meaning set forth in Section 9.1.

          "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

          "Governmental Authorization" shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to applicable Legal Requirements.

          "Governmental Entity" shall mean (i) a court, arbitral tribunal, administrative agency or commission, (ii) a nation, state, county, city town, village, district or other jurisdiction of any nature, (iii) federal, state, local, municipal, foreign or other government, or (iv) other governmental or other regulatory authority or agency.

          "HIPAA" shall mean the Health Insurance Portability Accountability Act of 1996, as amended.

          "Indebtedness" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all payment obligations under leases treated as debt under GAAP in accordance with the terms of such leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any Encumbrances on any property and (vi) all guarantee obligations.

          "Independent Firm" shall have the meaning set forth in Section 1.9(a)(i).

          "Intellectual Property" shall mean all of the following: Trademarks, Patents, Copyrights, Trade Secrets and internet domain names.

          "IRS" shall mean the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

          "Knowledge," a Person will be deemed to have "Knowledge" of a particular fact or other matter if such Person is actually aware, or in the course of conducting a reasonable investigation should have known, of such fact or other matter and, in the case of any Seller, if any officer of the Company is actually aware, or in the course of performing his or her duties or conducting a reasonable investigation should have known, of such fact or other matter.

          "Lease" shall mean each lease, sublease, license or other occupancy agreement (as amended, modified or supplemented thereto) pursuant to which the Company leases, subleases, possesses, operates or otherwise occupies any real or personal property.

          "Leased Real Property" shall have the meaning set forth in Section 3.12.

          "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

          "Liabilities" shall mean liabilities and obligations, secured or unsecured, whether absolute, accrued, contingent, fixed or otherwise, whether known or unknown and whether or not due, including liabilities for Taxes and all off-balance sheet liabilities and obligations.

          "Licenses" shall mean all licenses, sublicenses and other agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents, Copyrights or Trade Secrets and all licenses, sublicenses and other agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing, other than standard business software licenses.

          "Maslonka" shall have the meaning set forth in the Recitals.

          "Material Adverse Change" shall have the meaning set forth in Section 3.31.

          "Material Adverse Effect" shall mean a material adverse effect on the business, properties, prospects, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or on the ability of the Company to consummate the Transactions.

          "Materials of Environmental Concern" shall mean chemicals; pollutants; contaminants; wastes; toxic or hazardous substances, materials and wastes; petroleum and petroleum products; asbestos and asbestos-containing materials; polychlorinated biphenyls; lead and lead-based paints and materials; fungus, mold and radon.

          "Net Working Capital" shall mean current assets less current liabilities, determined in accordance with GAAP consistently applied; provided, that (i) no tax assets shall be treated as current assets, (ii) no receivables from Affiliates of the Company, the Sellers or Affiliates of the Sellers shall be treated as current assets, (iii) all obligations under any Indebtedness (regardless of whether short term or long term) shall be treated as current liabilities to the extent not included in the calculation of Closing Date Debt, (iv) no amount in respect of the Excluded Claims shall be treated as current assets, (v) no amounts in respect of the Company's time deposit with Compass Bank shall be treated as current assets, (vi) no amount in respect of the Company's claims for breach of contract or delay of commencement of work against WAPA under the Path 15 Contract shall be treated as current assets, (vii) no amount in respect of the key man life insurance policies or f/b/o account distributed prior to the Closing shall be treated as current assets, and (viii) no liabilities in respect of income taxes for the tax year of the Company ending on December 31, 2003 shall be treated as a current liability.

          "Non-Competition Agreement" shall mean the non-competition agreement in the form of Exhibit D hereto.

          "Notice of Claim" shall have the meaning set forth in Section 9.6.

          "Objection Notice" shall have the meaning set forth in Section 1.9(a)(i).

          "Organizational Documents" shall mean (a) the articles or Articles of Incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization, operating agreement and limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

          "Owned Real Property" shall have the meaning set forth in Section 3.12.

          "Patents" shall mean issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, certificates of invention and like statutory rights.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          "Permitted Liens" shall mean (a) mortgages, security interests or other liens shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and which liabilities or obligations are treated as current liabilities in the calculation of Net Working Capital, and (b) with respect to real property, (i) current taxes, assessments, easements, rights of way, covenants, conditions, restrictions and similar matters that appear of record, none of which, individually or in the aggregate, materially detracts from the value or impairs the use of the property subject thereto, or materially impairs the operations of the Company as presently conducted, and (ii) zoning laws, ordinances, governmental regulations or public utilities easements that do not, individually or in the aggregate, materially impair or interfere with the present or anticipated use of the property subject thereto.

          "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

          "Plan" shall mean each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation or other stock-based incentive, employment (including offer letters), consulting, severance, change in control or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other "employee benefit plan" (within the meaning of Section 3(3) of ERISA), whether formal or informal, written or oral and whether legally binding or not, that is sponsored, maintained or contributed to or was sponsored, maintained or contributed to at any time by the Company or by any ERISA Affiliate for the benefit of any current or former employee, consultant, officer or director of the Company or any ERISA Affiliate.

          "Pre-Cut-Off Liability" mean any debt, Liability or obligation (whether or not disclosed in the Disclosure Schedule) of the Company arising from facts, conduct, conditions or circumstances in existence on or before the Cut-Off Date, including, without limitation any claim against the Company relating to or arising out of (A) actual or alleged breach of contract or warranty, (B) workers' compensation obligations and claims and other claims asserted by employees of the Company with respect to actual or alleged injuries or other Damages suffered by such employees relating to incidents occurring on or before the Cut-Off Date, (C) Liabilities, obligations, Damages or claims arising out of actual or alleged injuries or Damages resulting from truck or automobile collisions, mishaps or accidents occurring on or before the Cut-Off Date (including, without limitation, Damages arising from the incident on December 1, 2002 involving a Company tractor trailer truck and Maslonka v. Bickman), or (D) Liabilities, obligations, Damages or claims arising out of (i) employees or former employees of the Company relating to their employment by the Company on or before the Cut-Off Date including, without limitation, claims relating to their termination of employment or their failure to obtain employment with the Company for any reason whatsoever or respecting compensation and benefits under any Contract or benefit or compensation plans or any other employee benefit program maintained by or on behalf of the Company, and (ii) employee benefit plans sponsored, maintained or contributed to by any ERISA Affiliate.

          "Pre-Cut-Off Period Tax Returns" shall have the meaning set forth in Section 6.8(a).

          "Pre-Cut-Off Straddle Period" shall have the meaning set forth in Section 6.8(b).

          "Preferred Stock" shall mean the preferred stock of the Company, $1,000 par value per share.

          "Proceeding" shall have the meaning set forth in Section 3.16.

          "Purchaser" shall have the meaning set forth in the preamble.

          "Purchaser Material Adverse Effect" shall mean a material adverse effect on the financial condition, assets and liabilities (taken together), results of operations or business of Purchaser and its subsidiaries, taken as a whole.

          "Real Property" shall mean all real property that is owned or used by the Company or that is reflected as an asset of the Company on the Balance Sheet.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "Seller Representative" shall mean Martin Maslonka, an individual.

          "Sellers" shall have the meaning set forth in the preamble.

          "Shares" shall have the meaning set forth in the Recitals hereto.

          "Stockholders Agreement" shall mean the stockholders' agreement, dated as of September 24, 2003, by and among Dearborn and certain of its stockholders.

          "Straddle Period" shall mean any taxable period beginning before the Cut-Off Date and ending after the Cut-Off Date.

          "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (or manager or managing member, in the case of a limited liability company) (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

          "Tax" or "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

          "Tax Authority" shall mean the Internal Revenue Service and any other national, regional, state, municipal, foreign or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes.

          "Tax Benefit" shall mean the actual decrease in the liability in respect of Taxes solely in the tax year in which Damages were incurred in respect of which an indemnification payment is actually made or there is a withholding from the Holdback Amount, which decrease shall be determined by comparing (a) the Taxes that would have been paid by the Tax Group of which the Indemnified Party is a member or (without duplication), and only with respect to a Tax which is not a Tax Group Tax, the Indemnified Party, for solely the tax year of such group or party in which the Damages were incurred in respect of which an indemnification payment is actually made to the indemnified party or there is a withholding from the Holdback Amount by the Indemnified Party without taking into account (i) the incurrence of such Damages and (ii) such indemnification payments or withholdings in respect thereof, with (b) the actual liability in respect of Taxes of the

  Tax Group of which the Indemnified Party is a member or (without duplication) and only with respect to a Tax which is not a Tax Group Tax, the Indemnified Party, for solely the tax year of such group or such party in which the Damages were incurred in respect of which an indemnification payment is actually made to the Indemnified Party or there is a withholding from the Holdback Amount by the Indemnified Party taking into account (i) the incurrence of such Damages and (ii) such indemnification payments or withholdings in respect thereof.

          "Tax Claim" shall mean any notice of deficiency, proposed adjustment, adjustment, assessment audit, examination or other administrative or court proceeding, suit, dispute or other claim with respect to a tax period of the Company beginning on or before the Cut-Off Date and ending on or before the Cut-Off Date or a Straddle Period of the Company.

          "Tax Group" shall mean any group of entities filing a consolidated, combined, unitary, or other similar Tax Return.

          "Tax Group Tax" shall mean a Tax liability with respect to which a Tax Group of which the applicable indemnified party is a member has liability in respect thereof.

          "Tax Return" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns or other documents and any amendments thereto or required to be filed with a Tax Authority.

          "Trademarks" shall mean U.S. and foreign trademarks, trade dress, service marks, designs, logos, slogans, trade names, corporate names and general intangibles of like nature, together with goodwill, and all registrations and applications to register the foregoing.

          "Trade Secrets" shall mean all confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies, including all categories of trade secrets as defined in the Uniform Trade Secrets Act including business information.

          "Transactions" shall mean all the transactions provided for or contemplated by this Agreement and the other Documents.

          "Transfer Taxes" shall mean all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees together with any interest thereon, penalties, fines, costs, additions to tax or additional amounts with respect thereto.

          "Trust" shall have the meaning set forth in the Recitals.

          "WARN Act" shall have the meaning set forth in Section 3.22(h).

        Section 10.2    Interpretation.

          (a)   When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

          (b)   Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

          (c)   The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

          (d)   The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

          (e)   A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

          (f)    A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

          (g)   The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE XI

MISCELLANEOUS

        Section 11.1    Fees and Expenses.    (a) All costs and expenses incurred by the Purchaser in connection with this Agreement and the consummation of the Transactions shall be paid by the Purchaser, and all costs and expenses incurred by the Sellers or the Company in connection with this Agreement and the consummation of the Transactions shall be paid by the Sellers or the Company; provided, that, (i) all fees due from any party to the DOJ or FTC under the HSR Act in connection with the filing of any reports or notifications will be borne 50% by Dearborn and 50% by the Sellers and (ii) any costs and expenses incurred or paid by the Company shall be reflected in the determination of the Estimated Net Working Capital and Cut-Off Date Net Working Capital.

          (b)   Transfer Taxes. The Purchaser shall prepare and timely file all relevant Tax Returns required to be filed in respect of Transfer Taxes arising out of, in connection with, or attributable to the transactions effected pursuant to this Agreement and notify the other parties in writing of the Transfer Tax shown on such Tax Return and how such Transfer Tax was calculated. No later than five (5) Business Days prior to the filing of such Tax Return, the Sellers shall pay the Purchaser in immediately available funds the amount of the Transfer Tax, as calculated by the Purchaser.

        Section 11.2    Amendment and Modification.    This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by Dearborn, InfraSource, the Company and Maslonka (or the Sellers, if necessary pursuant to Section 11.14) expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

        Section 11.3    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, faxed (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        if to InfraSource of Dearborn, to:

  Dearborn Holdings Corporation
  500 W. Dutton Mill Road
  Aston, PA 19104
  Attention: David Helwig
  Fax: (610) 619-3081

  with a copy to:

  GFI Energy Ventures LLC
  1611 San Vicente Blvd., Suite 710
  Los Angeles, CA 90025
  Attention: Ian A. Schapiro
  Telephone: (310) 442-0542
  Fax: (310) 442-0540

  and

  Oaktree Capital Management, LLC
  333 S. Grand Ave., 28th Floor
  Los Angeles, CA 90071
  Attention: Christopher S. Brothers
  Telephone: (213) 830-6700
  Fax: (213) 830-6395

  and

  Skadden, Arps, Slate, Meagher & Flom LLP
  300 S. Grand Ave., Suite 3400
  Los Angeles, CA 90071
  Attention: Jeffrey H. Cohen, Esq.
  Telephone: (213) 687-5288
  Fax: (213) 687-5600

  if to the Sellers or the Company (prior to the Closing), to:

  Maslonka & Associates, Inc.
  4143 E. Quartz Circle
  Mesa, AZ 85215
  Attention: Martin Maslonka
  Telephone: (800) 301-1590
  Fax: (480) 844-9552

  with a copy to:

  Lewis and Roca LLP
  One South Church Avenue
  Suite 700
  Tucson, AZ 85701-1611
  Attention: Gabriel Beckmann
  Telephone: (520) 622-2090
  Fax: (520) 622-3088

        Section 11.4    Payments to the Sellers.    All payments (including cash and number of shares of Dearborn Stock) to be made to the Sellers pursuant to this Agreement that are not stated in per share amounts are stated in aggregate amounts. Any such time a payment (whether in cash or shares of

Dearborn Stock) is to be made to the Sellers, each Seller shall receive its pro-rata portion of such payment, determined by multiplying the aggregate of amount of such cash payment (or number of shares of Dearborn Stock) to be made to the Sellers by a fraction the numerator of which shall be the number of Shares owned by such Seller and the denominator of which shall be the total number of Shares.

        Section 11.5    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 11.6    Entire Agreement; No Third Party Beneficiaries.    This Agreement (including the documents and the instruments referred to herein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as set forth in Article IX, are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

        Section 11.7    Severability.    Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

        Section 11.8    Arbitration; Legal Proceedings; Specific Performance Submission of Controversy to Arbitration.

          (a)   Except as provided in Section 1.9, any dispute, claim or controversy arising out of or relating to this Agreement, including the breach, termination or validity thereof and the arbitrability of any claim thereunder (a "Dispute"), shall be settled by final and binding arbitration in the City of Los Angeles of the State of California, under the then effective Commercial Arbitration Rules of the American Arbitration Association ("AAA"), (the "Rules") as modified by this Agreement. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The award rendered by the arbitrator shall be final and binding on the parties. There shall be one arbitrator who shall be appointed by Dearborn and Maslonka within twenty (20) days of receipt by the respondent(s) of the demand for arbitration. If Dearborn and Maslonka are unable to timely agree on one arbitrator, they shall ask the AAA to appoint one in accordance with the listing, striking and ranking procedure in the Rules and such appointment shall be binding on the parties. The arbitrator shall have the authority to award any remedy or relief that a court in the State of Delaware could order or grant, including specific performance of any obligation created under this Agreement, the issuance of an injunction or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitral tribunal shall apply the law of the State of Delaware in deciding the merits of any Dispute, except, insofar as applicable, the relevant provision of the ABCA. The arbitration award will be in writing. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect. In addition to damages, the arbitral tribunal may award any remedy provided for under applicable law and the terms of this Agreement, including, without limitation, specific performance or other forms of injunctive relief.

          (b)    Arbitration to Be Expeditious.    It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless Dearborn and Maslonka otherwise agree, once commenced, the hearing on the disputed matters shall be held four (4) days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator shall use all reasonable efforts to issue the final award or awards within a period of five (5) Business Days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section 11.8(b) shall not be a basis for challenging the award.

          (c)    Discovery and Certain Evidentiary Matters.    Consistent with the expedited nature of arbitration, each party will, upon the timely written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim. Upon the timely request of a party, the arbitrator shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such discovery relevant and appropriate. In considering the relevancy, materiality, and admissibility of evidence, the arbitrators shall take into account, among other things, applicable principles of legal privilege, including the attorney-client privilege, the work product doctrine, and the self-evaluative privilege, and appropriate protection of confidential information.

          (d)    Costs of Arbitration.    Maslonka and Dearborn shall share equally the fees and expenses of the arbitrator.

          (e)    Jurisdiction and Process.    Each party hereto hereby submits to the exclusive jurisdiction of any Delaware federal court and if the court lacks jurisdiction over such proceeding, to the exclusive jurisdiction of any Delaware state court (collectively, the "Delaware Courts"), for the purpose of an order to compel arbitration and for provisional remedies or other relief in aid of arbitration, and to the non-exclusive jurisdiction of the Delaware Courts for the enforcement of any award issued hereunder. Each party hereby submits to personal jurisdiction in the Delaware Courts and irrevocably waives any objection as to venue therein, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum.

          (f)    Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy they are entitled pursuant to this Agreement.

        Section 11.9    Time of Essence.    Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        Section 11.10    Extension; Waiver.    At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party; provided, that a waiver by the Sellers shall be valid if signed by the Sellers. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 11.11    Election of Remedies.    Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement by any party hereto will constitute an election of remedies by, or limit in any manner the enforcement of any other remedies that may be available to, such party, whether at law or in equity.

        Section 11.12    Assignment.    Neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that the Purchaser may assign, any or all of its rights and interests hereunder to any Affiliate of the Purchaser (but no such assignment shall relieve Purchaser of its obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 11.13    Further Assurances.    The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        Section 11.14    Representative.    Each of the Sellers by execution of this Agreement appoints Maslonka, as his exclusive agent and attorney-in-fact (the "Representative") to give and receive notices and communications with respect to the provisions of this Agreement, and to agree to, negotiate, enter into settlements or compromises of matters arising under this Agreement, and to take any and all actions necessary or appropriate in the judgment of the Representative to be taken on behalf of the Sellers under this Agreement. Such agency is irrevocable and coupled with an interest. Notices or communications to or from the Representative shall constitute notice to or from the Sellers in respect of matters under in this Agreement. The Sellers agree that a decision, act, consent or instruction of the Representative shall constitute a decision of all the Sellers, and shall be final, binding and conclusive upon each Seller, and the Purchaser may rely upon any decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of the Sellers, except that the Representative has no authority to waive the provisions of Section 9.4(d) hereof.

        Section 11.15    Joint and Several Liability.    InfraSource and Dearborn shall be jointly and severally liable for Dearborn's payment obligations pursuant to this Agreement.

        IN WITNESS WHEREOF, Dearborn, InfraSource, Merger Sub, the Company, Maslonka and each of the Sellers have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

Purchaser:
Dearborn Holdings Corporation
By:	/s/ DAVID R. HELWIG
Name:	David R. Helwig
Title:	Chief Executive Officer and President
InfraSource Incorporated
By:	/s/ DAVID R. HELWIG
Name:	David R. Helwig
Title:	Chief Executive Officer and President
Merger Sub:
MAI Acquisition Inc.
By:	/s/ DAVID R. HELWIG
Name:	David R. Helwig
Title:	President
Company:
Maslonka & Associates, Inc.
By:	/s/ MARTIN MASLONKA
Name:	Martin Maslonka
Title:	Chief Executive Officer and President

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Sellers:
Martin Maslonka
/s/ MARTIN MASLONKA
Mark C. Maslonka
/s/ MARK C. MASLONKA
Jon Maslonka
/s/ JON MASLONKA
Justin Campbell
/s/ JUSTIN CAMPBELL
Joseph Gabbard
/s/ JOSEPH GABBARD
Sidney N. Strauss
/s/ SIDNEY N. STRAUSS
Thomas B. Tilford
/s/ THOMAS B. TILFORD

S-2

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AGREEMENT AND PLAN OF MERGER by and among Dearborn Holdings Corporation, InfraSource Incorporated, MAI Acquisition Inc., Maslonka & Associates, Inc. AND Martin Maslonka, Mark C. Maslonka, Jon Maslonka, Justin Campbell, Joseph Gabbard, Sidney N. Strauss and Thomas B. Tilford as Sellers Dated as of January 16, 2004
Table of Contents
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II THE CLOSING
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY
ARTICLE IV [OMITTED]
ARTICLE V REPRESENTATIONS AND WARRANTIES OF DEARBORN
ARTICLE VI COVENANTS
ARTICLE VII CONDITIONS
ARTICLE VIII TERMINATION
ARTICLE IX INDEMNIFICATION
ARTICLE X DEFINITIONS AND INTERPRETATION
ARTICLE XI MISCELLANEOUS